Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

among

YOUK ACQUISITION PARTNERS, LLC,

TRUCKCENTER.COM, LLC

and

COREY P. SCHLOSSMANN, SAMANTHA SCHLOSSMANN,

JESSICA SCHLOSSMANN and KATIE SCHLOSSMANN

MAY 24, 2011

i

3.24.	Certain Business Practices	41
3.25.	Warranties	41
3.26.	Suppliers and Customers	41
3.27.	Solvency	42
3.28.	No Brokers	42
3.29.	Data Room	42
3.30.	Other Information	43

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		44
4.1.	Organization	44
4.2.	Authorization	44
4.3.	Compliance with Other Instruments; No Conflicts	44
4.4	Sufficiency of Funds	45
4.5.	No Brokers	45
4.6.	Other Information	45

ARTICLE V COVENANTS		46
5.1.	Conduct of Business	46
5.2.	Access to Information	48
5.3.	Notification of Certain Matters	48
5.4.	No Solicitation	49
5.5	Public Announcements	49

ARTICLE VI POST-CLOSING COVENANTS		50
6.1.	Accounts Receivable and Other Payments	50
6.2.	Proration of Liabilities	50
6.3.	Non-Competition; Non-Solicitation	51
6.4.	Employment	53
6.5.	Payment of Liabilities	54
6.6.	Tax Matters	54
6.7.	Refunds and Remittances	54
6.8.	Power of Attorney	55
6.9.	Customer and Other Business Relationships	55
6.10.	Prohibition on Use	55
6.11	Delivery of and Payment for Phase I Reports	56
6.12	Remediation of Environmental Conditions	56
6.13	Name Change	56

ARTICLE VII CONDITIONS TO CLOSING		57
7.1.	Conditions to Obligations of the Company	57
7.2.	Conditions to Obligations of the Purchaser	57

ARTICLE VIII TERMINATION		59
8.1.	Termination	59
8.2.	Effect of Termination	60

ARTICLE IX INDEMNIFICATION; ESCROW		60
9.1.	General Survival	60
9.2.	Indemnification	60
9.3.	Procedures	62
9.4.	Remedies Not Affected by Investigation, Disclosure or Knowledge	64
9.5.	Escrow Fund	64
9.6.	Right of Set-Off	65
9.7.	Members’ Representative	65

ARTICLE X MISCELLANEOUS		67
10.1	Binding Effect; Assignment	67
10.2	Notices	67
10.3.	Governing Law	69
10.4.	Entire Agreement; Amendments; Third Party Beneficiary	69
10.5.	Counterparts	69
10.6.	Severability	69
10.7.	Descriptive Headings; Section References	69
10.8.	Schedules	70
10.9.	Specific Performance	70
10.10.	No Strict Construction	70
10.11.	Waiver	70
10.12.	Dispute Resolution	70
10.13.	Time of Essence	71
10.14.	Expenses	71
10.15.	Bulk Transfer Laws	71
10.16.	Corporate Guaranty	71

LIST OF EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Offer Letters
Exhibit D	Year-End 2010 Financial Statements
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Company Counsel Opinion
Exhibit G	Form of Software License Agreement
Exhibit H	Form of Lease Documents
Exhibit I	Form of Consulting Agreement
Exhibit J	Form of Spousal Consent

LIST OF SCHEDULES

Schedule 1.1(a)	Acquired Assets
Schedule 1.1(b)	Assumed Contracts

Schedule 1.1(c)	Assumed Liabilities
Schedule 1.1(d)	Offer Letters
Schedule 1.1(e)	Excluded Assets
Schedule 1.1(f)	Knowledge
Schedule 1.1(g)	Material Consents
Schedule 1.1(h)	Retained Receivables
Schedule 3.1(c)	Holdings of the Company Membership Interests
Schedule 3.2	Subsidiaries
Schedule 3.4(a)	Title to Assets
Schedule 3.4(b)	Tangible Personal Property
Schedule 3.5	Leased Property
Schedule 3.7	Company Liabilities
Schedule 3.8	Certain Actions
Schedule 3.8(c)	Changes in GAAP
Schedule 3.9(a)	Material Contracts
Schedule 3.13(a)	Benefit Plans
Schedule 3.15	Permits
Schedule 3.16	Consents and Approvals
Schedule 3.17	Litigation
Schedule 3.19(a)(i)	Owned Company Intellectual Property
Schedule 3.19(a)(ii)	Licensed Company Intellectual Property
Schedule 3.19(c)	Violations of License and Other Agreements
Schedule 3.19(d)	Trademarks, Infringements, etc.
Schedule 3.19(e)	Employee Intellectual Property Assignment Matters
Schedule 3.19(h)	Employee Confidentiality Agreements
Schedule 3.20	Transactions with Certain Persons
Schedule 3.21	Insurance
Schedule 3.22	Accounts Receivable
Schedule 3.23	Inventory
Schedule 3.25	Warranties
Schedule 3.26	Suppliers and Customers
Schedule 3.28	Brokers
Schedule 4.6	Consents and Approvals
Schedule 5.1(q)	Repayment of Debt
Schedule 7.2(f)	Certain Contracts
Schedule 7.2(g)	Certain Employees

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of May 24, 2011 (the “Effective Date”), is entered into by and among YOUK ACQUISITION PARTNERS, LLC, a Delaware limited liability company (the “Purchaser”), TRUCKCENTER.COM, LLC, a Delaware limited liability company (the “Company”), COREY P. SCHLOSSMANN, SAMANTHA SCHLOSSMANN, JESSICA SCHLOSSMANN, and KATIE SCHLOSSMANN, each of whom is a member of the Company (collectively referred to herein as the “Members” and each is referred to as a “Member.”).

RECITALS

WHEREAS, the Members collectively own all the issued and outstanding equity securities of the Company;

WHEREAS, the Company is engaged in the business of conducting private sales and auctions, including, but not limited to, land-based and Internet public auctions of certain assets, including, but not limited to, transportation and construction assets and any other assets sold by the Company in the Ordinary Course of Business prior to the Closing (the “Business”); and

WHEREAS, the Company desires to sell, the Members desire to cause the Company to sell and the Purchaser desires to purchase, substantially all of the assets, properties and rights relating to or otherwise used or held for use by the Company in the Business, and in connection therewith, the Purchaser is willing to assume specified liabilities of the Company relating thereto, all on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1.          Defined Terms.  As used herein, the terms below shall have the following meanings:

“Accounts Receivable” means all accounts receivable, notes and notes receivable, other receivables, book debts and other forms of obligations to the Company, together with any unpaid interest or fees accrued thereon and other amounts due with respect thereto, and all related claims, rights, causes of action and suits related to such receivables.

“Acquired Assets” means all of the Company’s right, title and interest in, to and under the assets, properties and rights of any nature, kind or description, whether tangible or intangible, real, personal or mixed, wherever located, related to, used or held for use in connection with, the Business, including, but not limited to:

(i)            all Business Intellectual Property;

(ii)           all Equipment;

(iii)          all Permits to the extent transferable to the Purchaser;

(iv)          all Accounts Receivable arising from the operation of the Business other than the Retained Receivables;

(v)           all Business Records;

(vi)          all Inventory;

(vii)         all Assumed Contracts;

(viii)        all Leased Property and all leasehold improvements situated at or in the Leased Property;

(ix)           the benefit of any arrangement of any Person not to compete with the Business or to solicit or take customers or Employees of the Business;

(x)            all Prepaid Items;

(xi)           deposits received from customers of the Business;

(xii)          all Rights;

(xiii)         all goodwill and going concern value and other intangible assets, if any, related to, or arising from, the Business and the Acquired Assets, including, but not limited to, all goodwill associated with Business Intellectual Property;

(xiv)        all marketing materials, sales literature and promotional literature; and

(xv)         all other assets, properties and rights that are disclosed on Schedule 1.1(a).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” shall have the meaning specified in the Preamble.

“Ancillary Agreements” means the Offer Letters, the Escrow Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Lease Documents, the Software License Agreement, the Consulting Agreement and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement or entered into in connection with this Agreement or the transactions contemplated hereby.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, rule, order, writ, injunction, directive, judgment, decree or other similar or dissimilar requirement (including, but not limited to, common law), of any Governmental Authority (including, but not limited to, any Environmental Law).

“Arbitrator” shall have the meaning set forth in Section 10.12(b).

“Assignment and Assumption Agreement” means the assignment and assumption agreement by and between the Purchaser and the Company in the form attached hereto as Exhibit A.

“Assumed Contracts” means all contracts and agreements set forth on Schedule 1.1(b).

“Assumed Liabilities” means, subject to the limitations and the conditions as provided herein:

(i)            all liabilities arising out of ownership or use of the Acquired Assets after the Closing Date;

(ii)           all liabilities of the Company under the (A) Assumed Contracts and (B) transferrable Permits included in Acquired Assets, in each case relating to obligations to be performed after the Closing Date; and

(iii)          the liabilities of the Company for accrued vacation and sick time for the Transferred Employees; and

(iv)          all liabilities disclosed on Schedule 1.1(c).

Assumed Liabilities shall not include any Excluded Liabilities.

“Base Consideration” shall mean Nine Million Dollars ($9,000,000).

“Benefit Plan” shall have the meaning specified in Section 3.13(a).

“Bill of Sale” means the bill of sale in the form attached hereto as Exhibit B.

“Business” shall have the meaning specified in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Business Intellectual Property” means all Intellectual Property owned (in whole or in part) by, or licensed to, the Company (including, but not limited to, the domain names “truckcenter.com” and “constructioncenter.com”) and in any common law trademarks and other rights to the trade name “Truckcenter” and derivations thereof and the rights, if any, held by the Company in the common law trademark “Truckcenter”, and in any way related to, used or held for use in connection with the Business, including, but not limited to, all related claims, rights, causes of action and suits related to such Intellectual Property.

“Business Records” means all books, records, original documents, accounts, files, papers, correspondence and other information of the Company in any way related to the Business, the Acquired Assets or the Assumed Liabilities, which have been reduced to writing or other tangible or fixed form, whether in hard copy or computer or other electronic format, including, but not limited to, legal records, warranty records, equipment logs, lists of present and former customers, distributors and suppliers, customer service and collection records, billing tapes, month-end tapes, documentation developed or used for accounting, marketing, services or any other purpose related to the conduct of the Business, other than (i) those relating solely to the Excluded Assets or Excluded Liabilities and (ii) Tax Returns and Tax records.

“Cap” shall have the meaning specified in Section 9.2(d).

“CERCLA” shall have the meaning specified in Section 3.12.

“Certificate of Formation” shall have the meaning specified in Section 3.1.

“Closing” shall have the meaning specified in Section 2.9.

“Closing Date” shall have the meaning specified in Section 2.9.

“Closing Date Statement” shall have the meaning specified in Section 2.4(e).

“Closing Date Working Capital Amount” shall have the meaning specified in Section 2.4(e).

“Closing Payment” shall have the meaning specified in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” shall have the meaning specified in the Preamble.

“Company Disclosure Letter” shall have the meaning specified in Article III.

“Company Intellectual Property” shall have the meaning specified in Section 3.19(a).

“Company Membership Interests” shall have the meaning specified in Section 3.1(b).

“Confidentiality Agreement” means the Confidentiality Agreement, dated December 7, 2010, between the Company and the Purchaser.

“Consulting Agreement” shall mean the consulting agreement between the Purchaser and Corey P. Schlossmann in the form attached hereto as Exhibit I.

“Contaminant” shall have the meaning specified in Section 3.19(f).

“Contract” shall have the meaning specified in Section 3.9(a).

“Default” means (i) any actual breach or default, (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default or (iii) the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.

“Defense” shall have the meaning specified in Section 10.16(b).

“Disabling Code” shall have the meaning specified in Section 3.19(f).

“Disputes” shall have the meaning specified in Section 10.12(a).

“Dispute Notice” shall have the meaning specified in Section 10.12(b).

“Earn-Out Payments” shall have the meaning specified in Section 2.4(d).

“EBITDA” shall have the meaning specified in Section 2.4(d)(i)(A).

“EBITDA Target” shall have the meaning specified in Section 2.4(d)(i)(A).

“EBITDA Measurement Period” shall have the meaning specified in Section 2.4(d)(i)(A).

“EBITDA Earn-Out Payment” shall have the meaning specified in Section 2.4(d)(i)(A).

“Effective Date” shall have the meaning specified in the Preamble.

“Employee” means any full-time or part-time employee, manager, officer or director of the Company.

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance or other right of third parties of any kind, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Claim” means any claim, violation or liability, by or of any Person relating to liability or potential liability (including, but not limited to, liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Material at any location and any exposure of Persons to such Hazardous Material at any location, (ii) the use, handling, treatment, storage or disposal of any Hazardous Material, (iii) circumstances forming the basis of any violation or alleged violation of any Environmental

Laws or Permits, or (iv) otherwise relating to obligations or liabilities under any Environmental Law.

“Environmental Laws” shall have the meaning specified in Section 3.12.

“Equipment” means all of the tangible personal property, including, without limitation, the furnishings, furniture, machinery, office supplies, computer equipment, servers, printers, software and hardware products, trade fixtures, tools, vehicles and other equipment of every kind and nature owned or leased by the Company and related to, used or held for use in connection with the Business.

“ERISA” shall have the meaning specified in Section 3.13(a).

“ERISA Affiliate” shall have the meaning specified in Section 3.13(a).

“Escrow Agent” shall have the meaning specified in Section 2.4(b).

“Escrow Agreement” shall have the meaning specified in Section 2.4(b).

“Escrow Amount” shall have the meaning specified in Section 2.4(b).

“Escrow Fund” shall have the meaning specified in Section 2.4(b).

“Escrow Termination Date” means the first annual anniversary of the Closing Date.

“Excluded Assets” means the Company’s right, title and interest in, to and under the following, which are not acquired by the Purchaser hereunder:

(i)            the minute books, membership records, membership certificates, organizational documents and seals of the Company;

(ii)           all contracts and agreements that are not Assumed Contracts;

(iii)          any cash and cash equivalents of the Company on the Closing Date other than cash and cash equivalents included in the Closing Date Working Capital Amount;

(iv)          the Retained Receivables;

(v)           the rights in connection with, and assets of, any Benefit Plan on the Closing Date;

(vi)          all claims for Tax refunds (or credits) or Tax loss carryforwards relating to the operation of the Business for any period or portion thereof ending on or before the Closing Date;

(vii)         all claims (including, but not limited to, pending claims), rights (including, but not limited to, rights under insurance policies), causes of action, suits, judgments and demands of any nature in favor of the Company to the extent relating to, or otherwise arising out of, the Excluded Assets or Excluded Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent;

(viii)        all Permits to the extent not transferable to the Purchaser;

(ix)           all rights of the Company under this Agreement and the Ancillary Agreements; and

(x)            all other assets, properties and rights related to the Business that are disclosed on Schedule 1.1(e).

“Excluded Liabilities” means, except for Assumed Liabilities, all liabilities of the Company, whether arising before, on or after the Closing Date.  Without limiting the generality of the preceding sentence, the Excluded Liabilities include the following liabilities of the Company (for purposes of clarification, no portion of the following items described in the remainder of this definition shall constitute an Assumed Liability):

(i)          any liability that relates to, or otherwise arises out of, the conduct or operation of the Business on or before the Closing Date, including, but not limited to, any warranty or guarantee obligations, any obligations and liabilities for refunds, adjustments or allowances of any kind;

(ii)         any liability (a) under any Assumed Contract that is to be, or was to have been, performed on or before the Closing Date or that relates to any action or inaction of the Company or any of its Affiliates occurring on or before the Closing Date, and (b) under any Contract other than the Assumed Contracts;

(iii)        any liability for Taxes, including, but not limited to, (a) any Taxes that relate to, or otherwise arise out of, the Business or the Acquired Assets, with respect to all periods or portions thereof ending on or prior to the Closing Date,  and (b) any Taxes that will arise as a result of the transactions contemplated by this Agreement (including, but not limited to, any transfer, documentary, sales, use and other Taxes assessed upon or with respect to the transfer of the Acquired Assets to the Purchaser, and any recording or filing fees with respect thereto), but subject to Section 2.8, below.

(iv)        any liability arising in respect of or relating to any Benefit Plan;

(v)         any liability relating to Employees attributable to periods on or prior to the Closing Date, including, without limitation, liabilities for severance or other payments arising out of the transactions contemplated by this Agreement or otherwise to Employees;

(vi)        any liability from or relating to any indebtedness of the Company or arising out of or relating to any credit facilities, capital leases or guarantees of the Company or any Encumbrances related thereto;

(vii)       any liability relating to any Proceeding to which the Company is or becomes a party that relates to or arises out of facts or circumstances existing before the Closing Date;

(viii)      any liability relating to the Company failing to observe or comply with any Applicable Law, including, but not limited to, any Applicable Law which relates to the sale of property in bulk in connection with the transfer of the Acquired Assets to the Purchaser and any Environmental Laws;

(ix)         any liability in connection with any obligations owing to any Affiliate of the Company;

(x)          any liability under this Agreement or any Ancillary Agreement;

(xi)         any liability relating to an Excluded Asset or not associated with the Acquired Assets;

(xii)        any liability imposed upon the Purchaser as a successor to or acquirer of the Business where such liability has not been expressly assumed by the Purchaser as an Assumed Liability;

(xiii)       any liability based on any action, event, facts or circumstances relating to the Company, the Acquired Assets or the Business arising or existing prior to the Closing Date;

(xiv)      any liability arising from, or relating to, the formation, organization or capitalization of the Company or the equity of the Company, including, but not limited to, any membership interests of the Company, or any options, warrants or other rights to acquire any membership interests of the Company, and including, but not limited to, any liability relating to the manner in which any membership interests, or any options, warrants or other rights to acquire any membership interests of the Company, were issued or granted, or relating to the distribution of proceeds from the transactions contemplated hereby to holders of membership interests of the Company or any option, warrant or other right to acquire any membership interests of the Company (including, but not limited to, any liability that arises because such distribution or transaction may have constituted a fraudulent conveyance under applicable federal or state law, or may have violated state corporate or limited liability company law governing dividends, redemptions or other similar laws);

(xv)       any liability based on misappropriation, unauthorized use or infringement of any Intellectual Property of any Person by the Company or with respect to Business Intellectual Property;

(xvi)      any liability based upon acts or omissions of the Company or its Representatives, members or Affiliates;

(xvii)      any liability arising from a Permitted Encumbrance; and

(xviii)    any liability for payment to Company’s broker listed on Schedule 3.28.

“Fee Revenue” shall have the meaning specified in Section 2.4(d)(ii)(A).

“Final Company Balance Sheet” shall have the meaning specified in Section 3.6(a).

“Financial Statements” means the (i) Year End 2010 Financial Statements; (ii) the Preliminary Company Balance Sheet; and (iii) the Final Company Balance Sheet.

“First Fee Measurement Period” shall have the meaning specified in Section 2.4(d)(ii)(A).

“First Fee Earn-Out Payment” shall have the meaning specified in Section 2.4(d)(ii)(A).

“First Year Base Fee Revenue” shall have the meaning specified in Section 2.4(d)(ii)(A).

“Fundamental Representation(s)” means the representations and warranties of Company and Member Corey P. Schlossmann set forth in Sections 3.1 (Organization), 3.3 (Authority), 3.4 (Title), 3.11 (Taxes), 3.12 (Environmental Matters), 3.15 (Permits) and 3.27 (Solvency) and the representations and warranties of the Purchaser set forth in Section 4.8 (Solvency).

“GAAP” means accounting principles generally accepted in the United States consistently applied over all relevant periods.

“Governmental Authority” means any court, administrative agency, regulatory body, commission or other governmental authority or instrumentality of the United States or any other country or any state, county, municipality or other governmental division of any country.

“Guarantor” shall have the meaning specified in Section 10.16.

“Hazardous Materials” shall have the meaning specified in Section 3.12.

“Hired Employees” shall have the meaning specified in Section 6.4(a).

“Immediate Family”, with respect to any specified Person who is a natural person, means such Person’s spouse, parents, children and siblings, including, but not limited to, adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Indemnification Claim” shall have the meaning specified in Section 9.2(b).

“Indemnifying Party” shall have the meaning specified in Section 9.3(a).

“Independent Accountants” shall have the meaning specified in Section 2.7(d).

“Intellectual Property” means:

(A)          (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names, URLs, websites and corporate names, together with all translations, adaptations, derivations and combinations thereof and including, but not limited to, all goodwill, rights, and interests (whether statutory or common law) associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights (whether statutory or common law) and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including, but not limited to, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, customer data, pricing and cost information and business and marketing plans and proposals), and (v) all software (in both source and object code form) and firmware (including, but not limited to, data, databases and related documentation);

(B)           all documents, records, instructions and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein; and

(C)           all licenses, agreements and other rights in any third party product or any third party intellectual property described in (A) and (B) above other than any commercially available “off-the-shelf” third party software, so-called “shrink-wrap” or “click wrap” or related intellectual property .

“Inventory” means all inventory, including, but not limited to, raw and packing materials, work-in-progress, finished goods, supplies, parts and similar items owned by the Company or held on consignment by the Company, but excludes vehicles generally used for noncommercial purposes which are to be transferred and assigned to Member, Corey P. Schlossmann prior to the Closing.

“Inventory Damage Amount” shall have the meaning specified in Section 7.2(h).

“IRS” shall have the meaning specified in Section 3.13(d).

“JAMS” shall have the meaning specified in Section 10.12(c).

“Knowledge” of the Company means the knowledge of the Persons identified on Schedule 1.1(f), which will be deemed to include (i) the actual knowledge of such individuals; and (ii) the knowledge that a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation of the surrounding facts, circumstances, events or other matters at issue, whether or not in fact he or she made such reasonable investigation.

“Lease Documents” shall have the meaning specified in Section 2.10(k).

“Leased Property” shall have the meaning specified in Section 3.5.

“Licensed Company Intellectual Property” shall have the meaning specified in Section 3.19(a).

“Liquidator” shall have the meaning specified in Section 2.5(c).

“Losses” shall have the meaning specified in Section 9.2(a).

“Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is or could reasonably be expected to be materially adverse to (i) the business, operations, assets, condition (financial or otherwise), results of operations, liabilities or prospects of the Company or the Business, as applicable, or (ii) the ability of the Company to perform its obligations under this Agreement or the Ancillary Agreements; provided, however, that no event, change, circumstance, effect or state of facts shall be deemed to constitute a Material Adverse Effect to the extent such event, change, circumstance, effect or state of facts results from (x) changes in general economic, financial or market conditions, (y) any change generally affecting the industry in which the Company operates, or (z) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism.

“Material Consents” means the consents, approvals, authorizations, notifications or filings identified on Schedule 1.1(g).

“Material Contracts” shall have the meaning specified in Section 3.9(a).

“Member” shall have the meaning specified in the Preamble.

“Members’ Representative” shall have the meaning specified in Section 9.7.

“Notice of Disagreement” shall have the meaning specified in Section 2.4(d).

“Offer Letters” means the offer letters (together with the accompanying agreement setting forth noncompetition, nonsolicitation and confidentiality covenants and assignment of inventions) in the forms attached hereto as Exhibit C submitted by the Purchaser to each of the Persons listed in Schedule 1.1(d).

“Ordinary Course of Business” or “Ordinary Course” or any similar phrase shall describe any action taken by a Person if:

(i)            such action is consistent in manner and amount with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii)           such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company or equity holders (if any) of such Person.

“Owned Company Intellectual Property” shall have the meaning specified in Section 3.19(a).

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority or with any other Person, relating to the Acquired Assets, the Assumed Liabilities or the past or present conduct or operation of the Business.

“Permitted Encumbrances” means (i) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used in connection with the Business, (ii) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due, (iii) mechanic’s, materialmen’s and similar liens arising in the Ordinary Course of Business or by operation of law.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.

“Preliminary Company Balance Sheet” shall have the meaning specified in Section 3.6.

“Prepaid Items” means all credits, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of the Company arising from or related to the Business or the Acquired Assets.

“Price Allocation” shall have the meaning specified in Section 2.6(a).

“Proceeding” shall have the meaning specified in Section 3.17.

“Property Taxes” shall have the meaning specified in Section 2.8.

“Purchase Price” shall have the meaning specified in Section 2.3.

“Purchased Business” means the Purchaser’s post-Closing Date ownership and operation of the Acquired Assets to conduct the acquired Business; provided, however, that (i) sales of any assets of any kind or nature through the Purchaser’s (or any of its Affiliates’) existing Internet marketplaces shall not constitute a part of the “Purchased Business” unless such sales are directly and solely attributable to the efforts of the Hired Employees in which case the specific sales that are directly and solely attributable to the efforts of the Hired Employees shall be considered to be a part of the “Purchased Business,” and (ii) sales of any assets of any kind or nature through the Company’s Internet marketplaces constituting a part of the Acquired Assets shall not constitute a part of the “Purchased Business” if such sales result from the listing of items generated by other Purchaser (or any of its Affiliates’) divisions or marketplaces. Notwithstanding the foregoing, for purposes of Section 2.4(d)(ii) only, sales of capital assets from General Electric Co. or any of its subsidiaries through any of the Purchaser’s or its Affiliates’ marketplaces shall be included within the definition of “Purchased Business” regardless of whether such sales are attributable to the efforts of the Hired Employees.

“Purchaser” shall have the meaning specified in the Preamble.

“Purchaser Indemnitee” shall have the meaning specified in Section 9.2(a).

“Related Party”, with respect to any specified Person, means:  (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of an individual described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such other Person’s Immediate Family, more than 10% of the outstanding equity or ownership interests of such specified Person.

“Representative” means, with respect to any Person, any manager, officer, director, principal, employee, advisor, consultant, auditor, agent, banker or other representative of such Person.

“Representative Agreements” shall have the meaning specified in Section 9.6(a).

“Restricted Services” means engaging in any business that competes with the business currently conducted by the Purchaser as of the Closing Date, including, but not limited to, the Business (which shall include, but not be limited to, the business of truckcenter.com and constructioncenter.com as currently conducted by the Company).  Without limiting the generality of the foregoing, the operation of consignment fee auction services of passenger vehicles for government clients shall be considered “Restricted Services” hereunder.

“Retained Receivables” means the Accounts Receivable listed on Schedule 1.1(h).

“Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person arising from or related to the Business, the Acquired Assets or the Assumed Liabilities, including, but not limited to: (i) all rights under any Assumed Contract, including, but not limited to, all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, Defaults and other violations thereof; (ii) all rights under or in respect of any Business Intellectual Property, including, but not limited to, all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction; (iii) all rights under all guarantees, express or implied warranties, indemnities and similar rights arising from or related to the Business, the Acquired Assets or the Assumed Liabilities; (iv) all proceeds from existing insurance policies of the Company relating to pre-Closing claims or occurrences, any benefits under such policies and any claims of the Company with respect thereto, to the extent arising out of an insured loss of the

Company covered by any such policy whether occurring before or after the Closing Date; and (v) all claims (including, but not limited to, pending claims and counterclaims), rights, causes of action, suits, judgments and demands of any nature in favor of the Company that relate to, or otherwise arise out of, the Acquired Assets or Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent; except, in each of clauses (i) through (v) above, to the extent specifically related to Excluded Assets or Excluded Liabilities.

“Second Fee Earn-Out Payment” shall have the meaning specified in Section 2.4(d)(ii)(B).

“Second Fee Measurement Period” shall have the meaning specified in Section 2.4(d)(ii)(B).

“Second Year Base Fee Revenue” shall have the meaning specified in Section 2.4(d)(ii)(B).

“Software” shall have the meaning specified in Section 3.19(m).

“Software License Agreement” shall have the meaning specified in Section 2.10(j).

“Solvent” shall have the meaning specified in Section 3.27.

“Spousal Consent” means the Consent of Spouse, to be executed by the spouse of Member Corey P. Schlossmann, in the form attached hereto as Exhibit J.

“Subsidiary” means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company or the Purchaser (as the case may be) or any such other Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the capital stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity.

“Takeover Proposal” means any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of all or any portion of the Company, whether effected by sale of assets, sale of stock, merger or otherwise, other than Inventory to be sold in the ordinary course of business consistent with past practice.

“Target Working Capital Amount” shall have the meaning specified in Section 2.4(e).

“Tax” shall have the meaning specified in Section 3.11(a).

“Tax Return” shall have the meaning specified in Section 3.11(a).

“Third Party Claim” shall have the meaning specified in Section 9.3(a).

“Threshold” shall have the meaning specified in Section 9.2(c).

“Transfer Tax” shall have the meaning specified in Section 6.6(a).

“WARN Act” shall have the meaning specified in Section 3.18(g).

“Year-End 2010 Financial Statements” means the financial statements of the Company, as of December 31, 2010 and the year then ended, attached hereto as Exhibit D.

1.2.          Construction.  Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular.  The Schedules and Exhibits referred to herein shall be incorporated into this Agreement as an integral part hereof to the same extent as if they were set forth verbatim herein.  All references herein to dollars (or $) shall mean United States Dollars.

ARTICLE II
PURCHASE AND SALE

2.1.          Purchase and Sale of Acquired Assets.

(a)           On the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and agreements herein set forth, at the Closing, the Company shall irrevocably sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Company, the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)           The Acquired Assets shall not include, and the Purchaser shall not purchase, any Excluded Assets, all of which shall be retained by the Company.

2.2.          Assumed Liabilities; Excluded Liabilities.  On the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser shall assume and become responsible for the Assumed Liabilities.  The Purchaser shall not assume, nor shall the Purchaser agree to pay, perform, discharge or otherwise satisfy, or agree to indemnify the Company or the Members against or otherwise have any responsibility or obligation for or with respect to, any Excluded Liabilities.

2.3.          Purchase Price.  In in full consideration for the Acquired Assets, at the Closing, the Purchaser shall (a) assume the Assumed Liabilities, (b) in accordance with the provisions of Section 2.4, pay an amount equal to the Base Consideration, which amount shall be subject to adjustment as described in Sections 2.4(a), and (c) if applicable, make the Earn-Out Payments, pursuant to and in accordance with Section 2.4(d) (as so adjusted and subject to further adjustment pursuant to Section 2.4(e), the “Purchase Price”).

2.4.          Payment of Purchase Price; Escrow Fund; Earn-Out Payments; Working Capital Adjustment.

(a)           At the Closing, the Purchaser shall deliver to the Company Eight Million One Hundred Thousand Dollars ($8,100,000) subject to adjustment insofar as feasible to reflect all prorations required pursuant to Section 6.2(a) (as so adjusted, the “Closing Payment”), by wire transfer of immediately available funds to an account designated in writing by the Company.

(b)           At the Closing, the Purchaser shall deposit with Bank of New York Mellon, as escrow agent (“Escrow Agent”), Nine Hundred Thousand Dollars ($900,000) (the “Escrow Amount”) in immediately available funds to be held as the escrow fund (together with all interest accruing thereon, the “Escrow Fund”) pursuant to the Escrow Agreement among the Escrow Agent, the Company, the Members and the Purchaser dated as of the Closing Date (the “Escrow Agreement”), the form of which is attached as Exhibit E hereto.  Amounts in the Escrow Fund may be used (i) to satisfy claims arising under this Agreement (including, but not limited to, claims for indemnification pursuant to Article IX), and (ii) to pay any amounts due to the Purchaser under Section 2.4(e).

(c)           The Purchase Price delivered to the Company and the Escrow Agent in accordance with the terms hereof and the Purchaser’s assumption of the Assumed Liabilities shall be deemed to be full payment for and in satisfaction of all rights in and pertaining to the Acquired Assets.

(d)           In addition to the Base Consideration, the Purchaser shall, subject to all of the applicable conditions contained in this Section 2.4(d), pay to the Company the EBITDA Earn-Out Payment, the First Fee Earn-Out Payment, and the Second Fee Earn-Out Payment described in this Section 2.4(d) (collectively, the “Earn-Out Payments”), in accordance with this Section 2.4(d).

(i)            EBITDA Earn-Out Payment.

(A)          In the event that the actual earnings of the Purchased Business before interest, taxes, depreciation and amortization (“EBITDA”) are greater than One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the “EBITDA Target”) for the twelve (12) month period commencing on the three (3) month anniversary of the Closing Date and ending on the fifteen (15) month anniversary of the Closing Date (the “EBITDA Measurement Period”), then the Purchaser shall pay to the Company an earn-out payment equal to the result of the following formula (the “EBITDA Earn-Out Payment”):  the United States Dollar equivalent of the product of (I) the excess of EBITDA of the Purchased Business during the EBITDA Measurement Period over the EBITDA Target, and (II) three (3); provided, however, that in no event shall the EBITDA Earn-Out Payment exceed Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) or be less than zero.  For the avoidance of doubt, in the event that the EBITDA of the Purchased Business during the EBITDA Measurement Period does not exceed the EBITDA Target, then the Purchaser shall not be obligated to pay or calculate, and the Company shall not be entitled to receive, the EBITDA Earn-Out Payment.

(1)           For purposes of illustration only, if the EBITDA of the Purchased Business is Two Million Dollars ($2,000,000) during the EBITDA Measurement Period, then the EBITDA Earn-Out Payment would be calculated as follows:

Calculation of EBITDA Earn-Out Payment:

[$2,000,000 - $1,750,000] * 3 = $750,000

(B)           For the purposes of determining whether the EBITDA Earn-Out Payment is due hereunder, EBITDA during the Measurement Period shall be determined by the Purchaser based on an income statement for the EBITDA Measurement Period, which such statement shall be prepared by the Purchaser in accordance with GAAP, as determined by the Purchaser.  In addition to setting forth the EBITDA for the EBITDA Measurement Period, such statement also shall set forth a calculation of the EBITDA Earn-Out Payment, if any.  Such statement and calculation shall be completed within forty-five (45) calendar days following the expiration of the EBITDA Measurement Period.

(C)           Upon completion of the statement and calculation described in Section 2.4(d)(i)(B) above, the Purchaser shall delivery a copy of such statement and calculation to the Company and shall, within thirty (30) calendar days thereafter, pay to the Company the amount of the EBITDA Earn-Out Payment, if any, subject to the Purchaser’s rights under Section 9.6 hereof.

(ii)           Fee Earn-Out Payments.

(A)          In the event that revenue of the Purchased Business derived from buyer premiums, sales commissions, redeployment fees and service fees (“Fee Revenue”) during the one (1) year period immediately following the Closing Date (the “First Fee Measurement Period”) exceeds Six Million Five Hundred Ten Thousand Dollars ($6,510,000) (the “First Year Base Fee Revenue”), the Purchaser shall pay to the Company an earn-out payment equal to the result of the following formula (the “First Fee Earn-Out Payment”):  the United States Dollar equivalent of the quotient of (I) the equivalent of (a) the Fee Revenue of the Purchased Business during the First Fee Measurement Period, minus (b) the First Year Base Fee Revenue, and (II) twenty-eight hundredths (0.28); provided, however, that in no event shall the First Fee Earn-Out Payment exceed Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) or be less than zero.  By way of explanation, the 0.28 divisor in the foregoing sentence is based on the agreement of the parties that the amount of the First Fee Earn-Out Payment should be one dollar ($1.00) for each twenty-eight cents ($0.28) of Fee Revenue of the Purchased Business during the First Fee Measurement Period in excess of the First Year Base Fee Revenue (subject to the limitation identified in the preceding sentence).  For the avoidance of doubt, in the event that the Fee Revenue during the First Fee Measurement Period does not exceed the First Year Base Fee Revenue, then the Purchaser shall not be obligated to pay or calculate, and the Company shall not be entitled to receive, the First Fee Earn-Out Payment.

(1)           For purposes of illustration only, if the Fee Revenue of the Purchased Business during the First Fee Measurement Period is Seven Million Dollars ($7,000,000), then the First Fee Earn-Out Payment would be calculated as follows:

Calculation of First Fee Earn-Out Payment:

($7,000,000 - $6,510,000) / 0.28 = $1,750,000

(B)           If the First Fee Earn-Out Payment is less than Five Million Two Hundred Fifty Thousand Dollars ($5,250,000), the Company shall have an opportunity to receive an additional earn-out payment based on the Fee Revenue of the Purchased Business during the one (1) year period immediately following the First Fee Measurement Period (the “Second Fee Measurement Period”).  In such event and in the event that Fee Revenue during the Second Fee Measurement Period exceeds Seven Million Four Hundred Eighty-Six Thousand Five Hundred Dollars ($7,486,500) (the “Second Year Base Fee Revenue”), the Purchaser shall pay such additional earn-out payment, if any, to the Company based on the following formula (the “Second Fee Earn-Out Payment”):  the United States Dollar equivalent of (I) the quotient of (a) the equivalent of (i) the Fee Revenue of the Purchased Business during the Second Fee Measurement Period, minus (ii) the Second Year Base Fee Revenue, and (b) three hundred twenty-two thousandths (0.322), minus (II) the First Fee Earn-Out Payment; provided, however, that in no event shall the aggregate of the First Fee Earn-Out Payment and the Second Fee Earn-Out Payment exceed Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) or be less than zero.  By way of explanation, the 0.322 divisor in the foregoing sentence is based on the agreement of the parties that the amount of the Second Fee Earn-Out Payment should be one dollar ($1.00) for each thirty-two and 2/10 cents ($0.322) of Fee Revenue of the Purchased Business during the Second Fee Measurement Period in excess of the Second Year Base Fee Revenue (subject to the limitation and deduction identified in the preceding sentence).  For the avoidance of doubt, in the event that the Fee Revenue during the Second Fee Measurement Period does not exceed the Second Year Base Fee Revenue, then the Purchaser shall not be obligated to pay or calculate, and the Company shall not be entitled to receive, the Second Fee Earn-Out Payment.

(1)           For purposes of illustration only, if the First Fee Earn-Out Payment was One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), and the Fee Revenue of the Purchased Business during the Second Fee Measurement Period is Nine Million Dollars ($9,000,000), then the Second Fee Earn-Out Payment would be calculated as follows:

Calculation of Second Fee Earn-Out Payment:

{($9,000,000 - $7,486,500) / 0.322} - $1,750,000 = $2,950,310.56

(C)           For the purposes of determining whether either of the First Fee Earn-Out Payment or the Second Fee Earn-Out Payment is due hereunder, the Fee Revenue during the First Fee Measurement Period and the Second Fee Measurement Period, if applicable, shall be determined by the Purchaser based on an income statement for each such period, which such statement(s) shall be prepared by the Purchaser in accordance with GAAP, as determined by the Purchaser.  In addition to setting forth the Fee Revenue for each measurement period, such statement(s) also shall set forth a calculation of the First Fee Earn-Out Payment and the Second Fee Earn-Out Payment, if any.  Such statement(s) and calculation shall be completed within forty-five (45) calendar days following the First Fee Measurement Period and the Second Fee Measurement Period, as applicable.

(D)          Upon completion of the statement(s) and calculation(s) described in Section 2.4(d)(ii)(C) above, the Purchaser shall deliver a copy of the applicable statement and calculation to the Company and shall, within thirty (30) calendar days thereafter, pay to the Company the amount of the First Fee Revenue Earn-Out Payment and Second Fee Revenue Earn-Out Payment, if and as applicable, subject in each instance to the provisions of Section 2.4(d)(iii) below and to the Purchaser’s rights under Section 9.6 hereof.

(iii)          Resolution of Disputes.  The determination of each of the Earn-Out Payments shall become final and binding upon the parties on the date which is one (1) calendar month following receipt of the calculation statement relating thereto by the Company unless the Company delivers written notice of its disagreement to the Purchaser before such date.  Any Notice of Disagreement shall specify whether the Company disagrees with the calculation of the applicable Earn-Out Payment and the basis for such disagreement in reasonable detail.  Any item to which the Company does not expressly object in the Notice of Disagreement shall be deemed to have been accepted by the Company and shall become final and binding upon the Company and the Members.  If a Notice of Disagreement is sent by the Company, then the Company and the Purchaser shall seek in good faith to resolve in writing any differences which they may have with respect to any amount specified in the Notice of Disagreement within the ten (10) Business Day period following receipt of the Notice of Disagreement.

(A)          If, at the end of such ten (10) Business Day period, the Company and the Purchaser have not reached agreement on the amount of the applicable Earn-Out Payment, the amounts that remain in dispute shall be recalculated by a nationally recognized top ten independent auditing firm (as measured by revenues) jointly selected by the Company and the Purchaser (the “Independent Accountants”), with the Independent Accountants acting as experts and not as arbitrators.  The Independent Accountants shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.4(d) within the range of the difference between the Purchaser’s position with respect thereto and the Company’s position with respect thereto.  The Company and the Purchaser shall direct the Independent Accountants to deliver to the Company and the Purchaser, within ten (10) Business Days after being retained, a report setting forth each recalculation.  Any amounts so recalculated shall be final and binding on the parties hereto, and judgment thereon may be entered in any court having jurisdiction.  The Company shall bear fifty percent (50%) of the fees and expenses of the Independent Accountants incurred under this Section 2.4(d) (which costs shall be payable out of the Escrow Fund) and the Purchaser shall bear fifty percent (50%) of the fees and expenses of the Independent Accountants incurred under this Section 2.4(d).

(e)           Working Capital Adjustment.  The Purchase Price shall be adjusted in accordance with this Section 2.4(e) based on any difference between an amount equal to Two Hundred Sixteen Thousand Eight Hundred Eleven and 33/100 Dollars ($216,811.33) (the “Target Working Capital Amount”) and the Closing Date Working Capital Amount.  For the purposes of this Agreement, “Closing Date Working Capital Amount” means the working capital of the Company as of close of business on the date immediately preceding the Closing Date, pursuant to the following calculation: an amount equal to the equivalent of (1) the sum of the value of the sum of the Company’s (A) cash, (B) receivables, and (C) inventory, minus (2) the amount of the Company’s liabilities; provided, however, that for purposes of calculating the Closing Date Working Capital Amount, vacation accrual shall not be treated as a liability, and fixed assets and prepaid expenses shall not be treated as assets.

(i)            Closing Date Statement.  The Purchaser shall prepare or cause to be prepared, at the Purchaser’s expense, a statement setting forth the Closing Date Working Capital Amount (the “Closing Date Statement”), and a copy thereof, along with the Purchaser’s calculation of any adjustment to the Purchase Price required pursuant to this Section 2.4(e), shall be delivered by the Purchaser to the Company within sixty (60) Business Days after the Closing Date.  The Company shall cooperate fully with all representatives of the Purchaser in the preparation of the Closing Date Statement and, without limiting the generality of the foregoing, each such representative shall be reasonably available during normal business hours to the Purchaser after the Closing upon reasonable prior request.  For purposes of reviewing the Closing Date Statement, the Company shall have reasonable access to all data, schedules and work papers used by the Purchaser in preparing the Closing Date Statement, and the employees and representatives of the Purchaser involved in preparing the Closing Date Statement.

(ii)           Resolution of Disputes.  The determination of the Closing Date Working Capital Amount shall become final and binding upon the parties on the date which is one (1) calendar month following receipt of the Closing Date Statement by the Company unless the Company delivers a Notice of Disagreement to the Purchaser before such date.  Any Notice of Disagreement shall specify whether the Company disagrees with the Closing Date Working Capital Amount and the basis for such disagreement in reasonable detail.  Any item to which the Company does not expressly object in a Notice of Disagreement shall be deemed to have been accepted by the Company and shall become final and binding upon the Company and the Members.  If a Notice of Disagreement is sent by the Company, then the Company and the Purchaser shall seek in good faith to resolve in writing any differences which they may have with respect to any amount specified in the Notice of Disagreement within ten (10) Business Day period following receipt the Notice of Disagreement.

(A)          If, at the end of such ten (10) Business Day period, the Company and the Purchaser have not reached agreement on the Closing Date Working Capital Amount, the amounts that remain in dispute shall be recalculated the Independent Accountants, with the Independent Accountants acting as experts and not as arbitrators.  The Independent Accountants shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.4(e) within the range of the difference between the Purchaser’s position with respect thereto and the Company’s position with respect thereto.  The Company and the Purchaser shall direct the Independent Accountants to deliver to the Company and the Purchaser, within ten (10) Business Days after being retained, a report setting forth each recalculation.  Any amounts so recalculated shall be final and binding on the parties hereto, and judgment thereon may be entered in any court having jurisdiction.  The Company shall bear fifty percent (50%) of the fees and expenses of the Independent Accountants incurred under this Section 2.4(e) (which costs shall be payable out of the Escrow Fund) and the Purchaser shall bear fifty percent (50%) of the fees and expenses of the Independent Accountants incurred under this Section 2.4(e).

(iii)          Final Adjustment.  The Purchase Price shall be adjusted, upwards or downwards, as follows:

(A)          if the Closing Date Working Capital Amount as finally determined pursuant to this Section 2.4(e) is greater than the Target Working Capital Amount, the Purchase Price shall be adjusted upwards in an amount equal to the difference between the Closing Date Working Capital Amount and the Target Working Capital Amount, and the Purchaser shall pay such amount to the Company by wire transfer of immediately available funds to an account designated in writing by the Company within five (5) Business Days after the date on which the Closing Date Working Capital Amount is finally determined; and

(B)           if the Closing Date Working Capital Amount as finally determined pursuant to this Section 2.4(e) is less than the Target Working Capital Amount, the Purchase Price shall be adjusted downwards in an amount equal to the difference between the Target Working Capital Amount and the Closing Date Working Capital Amount, and the Company and the Members, shall be jointly and severally responsible for, and shall pay, such amount to the Purchaser within five (5) Business Days after final determination of the Closing Date Working Capital Amount.  Such amount shall be offset against the rent due pursuant to the Lease Documents (but shall not be deducted from the Escrow Fund).

(1)           For purposes of illustration only and subject to Section 2.4(e)(iv) below, if the Closing Date Working Capital Amount is negative Twenty Thousand Dollars ($-20,000), then the Purchaser shall offset against the rent due pursuant to the Lease Documents) an amount equal to Two Hundred Thirty-Six Thousand Eight Hundred Eleven and 33/100 Dollars ($236,811.33), calculated as follows:

$216,811.33 - $-20,000 = $236,811.33

(2)           For purposes of illustration only and subject to Section 2.4(e)(iv) below, if the Closing Date Working Capital Amount is Twenty-Five Thousand Dollars ($25,000), then the Purchaser shall offset against the rent due pursuant to the Lease Documents) an amount equal to One Hundred Ninety-One Thousand Eight Hundred Eleven and 33/100 Dollars ($191,811.33), calculated as follows:

$216,811.33 - $25,000 = $191,811.33

(iv)          Amounts to be paid pursuant to this Section 2.4(e) shall bear interest from the Closing Date to the date of such payment at a rate equal to the prime rate in effect on the first of each month at Citibank, N.A. in New York, calculated on the basis of a year of 365 days and the number of days elapsed.

2.5.          Necessary Actions; Further Action.

(a)           If any further action is necessary or desirable at any time after the Closing to carry out the purposes and intent of this Agreement and the Ancillary Agreements, and to vest in the Purchaser all right, title and interest in and to the Acquired Assets, the Company and each Member shall take all such necessary or desirable actions.  Without limiting the foregoing, the Company and each Member agree to assist and cooperate with the Purchaser in collecting, transferring, assigning, asserting or enforcing any claim, right or title of any kind in or to the

Acquired Assets, and to do all such acts and things in relation thereto as the Purchaser shall reasonably request.

(b)           If, following the Closing, the managers of the Company and/or the Members vote to dissolve the Company and a Person is appointed to dispose of the Company’s assets, discharge its liabilities, and otherwise wind up its affairs in compliance with Applicable Law (such Person, the “Liquidator”),  the Company and the Members shall instruct the Liquidator to (i) cause the Company to perform all of its obligations under this Agreement and the Ancillary Agreements, and (ii) take any actions requested by the Purchaser to acknowledge and agree to the Liquidator’s responsibilities under this Section 2.5(b) to cause the Company to perform its obligations under this Agreement and the Ancillary Agreements.  The Liquidator and the Members shall be jointly and severally liable for causing the Company to perform its obligations under this Agreement and the Ancillary Agreements.

2.6.          Purchase Price Allocation.

(a)           Within sixty (60) calendar days after the Closing Date, the Purchaser shall provide to the Company a draft purchase price allocation (the “Price Allocation”), which shall be prepared in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder.  The Company shall propose to the Purchaser any changes to the draft Price Allocation within thirty (30) calendar days of the receipt thereof.   If any such changes are proposed, the Company and the Purchaser shall negotiate in good faith and shall use their reasonable efforts to agree upon the final Price Allocation.  Notwithstanding the foregoing, if the Company and the Purchaser cannot agree upon a final Price Allocation, the Company and the Purchaser covenant and agree to file and cause their respective Affiliates to file, all Tax Returns (including, but not limited to, amended returns, claims for refund and those returns and forms required under Section 1060 of the Code and any applicable Treasury regulations) consistent with each of the Company’s and the Purchaser’s good faith allocations, unless otherwise required by law.  The Company and the Purchaser agree to act in accordance with the Price Allocation, if agreed to by both the Company and the Purchaser, or in accordance with their respective good faith allocations, if the Company and the Purchaser do not agree to the Price Allocation, for all purposes and agree not to take any position on any Tax Return inconsistent therewith, and to conduct any audit, Tax proceeding or Tax litigation relating thereon in a manner consistent therewith.

(b)           Any indemnification payment treated as an adjustment to the total consideration paid for the Acquired Assets under Section 9.2 shall be reflected as an adjustment to the consideration allocated to a specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the Acquired Assets in accordance with the Price Allocation method provided in this Section 2.6.

2.7.          Withholding Rights.  The Purchaser shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement such amounts as the Purchaser is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of Applicable Law.  To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by the Purchaser, such amounts shall be treated for all purposes of this Agreement as having been paid to the Company.

2.8.          Allocation of Taxes.  All state, county and local ad valorem and real or personal property Taxes on Acquired Assets (“Property Taxes”) shall be prorated between the Purchaser and the Company as of the Closing Date, computed by multiplying the amount of Property Taxes for the fiscal period for which the same are levied or assessed by a fraction, the numerator of which is the number of days in the period commencing on the first day of such fiscal period and ending on the Closing Date and the denominator of which is the number of days in such fiscal period.  In connection with such proration of Property Taxes, in the event that actual Property Tax figures are not available at the Closing Date, proration of Property Taxes shall be based upon the actual Property Taxes for the preceding fiscal year for which actual Property Tax figures are available, and a good faith estimate (based on facts currently available) of the Property Taxes payable with respect to the current fiscal year.  Any sales taxes payable in connection with the sale of vehicles in connection with the Business shall be prorated between the Company and the Purchaser, such that the Company shall be responsible for any sales taxes payable in connection with the sale of vehicles prior to the Closing, and the Purchaser shall be responsible for any sales taxes payable in connection with sales of vehicles on and after the Closing.

2.9.          Closing.  The sale and purchase of the Acquired Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of the Purchaser, at 10:00 A.M. local time on the second (2nd) Business Day following the satisfaction or, to the extent permitted by Applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Purchaser and the Company mutually may agree in writing.  The day on which the Closing takes place is referred to as the “Closing Date.”

2.10.        Deliveries by the Company.  On the Closing Date, the Company and the Members, as appropriate, shall deliver (or shall have delivered), or cause to be delivered, to the Purchaser the following:

(a)           the executed Escrow Agreement, Assignment and Assumption Agreement and Bill of Sale;

(b)           a certificate executed by an officer of the Company, dated as of the Closing Date, certifying as to (i) the Certificate of Formation and operating agreement of the Company; (ii) resolutions adopted by the Members relating to the transactions contemplated by this Agreement and the Ancillary Agreements; (iii) the good standing of the Company in the State of Delaware; (iv) incumbency; and (v) specimen signatures of officers of the Company executing this Agreement and the Ancillary Agreements;

(c)           such bills of sale, instruments of transfer, assignment and conveyance and other instruments as the Purchaser shall reasonably deem necessary or appropriate to convey, transfer and assign to the Purchaser and effectively vest in the Purchaser all right, title and interest in and to, and good and marketable or good and valid (as the case may be) title to, the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, including, but not limited to, instruments of assignment of the Assumed Contracts and all necessary assignments of Business Intellectual Property to the Purchaser;

(d)           the opinion of Parker Milliken Clark O’Hara & Samuelian, counsel for the Company, dated as of the Closing Date, the form of which is attached hereto as Exhibit F;

(e)           such keys, passwords, codes, lock and safe combinations and other similar items as the Purchaser shall require to obtain immediate and full possession and control of the Acquired Assets;

(f)            copies of all Material Consents;

(g)           all Business Records;

(h)           executed Offer Letters between the Purchaser and each of the persons listed in Schedule 1.1(d);

(i)            releases of all Encumbrances (other than Permitted Encumbrances) affecting the Acquired Assets;

(j)            an executed software license agreement in the form attached hereto as Exhibit G (the “Software License Agreement”);

(k)           executed lease amendments to the existing real property leases included as Assigned Contracts in the forms attached hereto as Exhibit H (the “Lease Documents”);

(l)            an executed Consulting Agreement;

(m)          an executed Spousal Consent; and

(n)           such other documents and items as the Purchaser reasonably requests.

2.11.        Deliveries by the Purchaser.  On or prior to the Closing Date, the Purchaser shall deliver, or cause to be delivered, to the Company, the Escrow Agent or third parties, as applicable, the following:

(a)           the Closing Payment and the Escrow Amount;

(b)           the executed Escrow Agreement, Assignment and Assumption Agreement and Bill of Sale; and

(c)           the executed Offer Letters, Software License Agreement, Lease Documents and Consulting Agreement; and

(d)           such other documents and items as the Seller reasonably requests.

2.12         Deferred Consents.  Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Acquired Asset (including, but not limited to the

Permits) that by its terms or pursuant to Applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given.  The Company and Member Corey P. Schlossmann each shall use their best efforts, and the Purchaser shall cooperate reasonably with the Company and Member Corey P. Schlossmann, to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to the Purchaser all of the Acquired Assets.  In the event any such consents or waivers have not been obtained on or prior to the Closing Date, the Company and Member Corey P. Schlossmann each shall use their best efforts to obtain the relevant consents or waivers until such consents or waivers are obtained, and the Company and Member Corey P. Schlossmann will cooperate with the Purchaser in any lawful and economically feasible arrangement to provide that the Purchaser shall receive the interest of the Company in the benefits under any such Acquired Asset, including performance by the Company, if economically feasible, as agent; provided that, subject to Section 9.2(a)(iv) hereof, the Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Purchaser would have been responsible therefor hereunder if such consents or waivers had been obtained.  Without limiting the generality of the foregoing, each of the Company and Member Corey P. Schlossmann shall cooperate in all reasonable respects with the Purchaser’s efforts to apply for and obtain in the Purchaser’s own name licenses and permits equivalent to the Permits.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY AND MEMBERS

As a material inducement to the Purchaser to enter into this Agreement, except as disclosed in the disclosure letter delivered to the Purchaser by the Company concurrently herewith (the “Company Disclosure Letter”) and except as provided herein, the Company and Member Corey P. Schlossmann jointly and severally make the following representations and warranties to the Purchaser as of the Effective Date and as of the Closing Date.  Anything in this Agreement to the contrary notwithstanding, Members Samantha Schlossmann, Jessica Schlossmann and Katie Schlossmann shall be deemed to make several representations and then only with respect to the representations and warranties set forth in Section 3.1(c) (but in each case only as to each such Member’s Company Membership Interest), in the second and third sentences of Section 3.3(a), and in Section 3.3(b) below (but in each case only as to each such Member) and no other representations and warranties.  Notwithstanding any other provision of this Agreement or the Company Disclosure Letter, each exception set forth in the Company Disclosure Letter will be deemed to qualify only those representations and warranties set forth in this Agreement that are specifically identified (by cross-reference or otherwise) in the Company Disclosure Letter as being qualified by such exception.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Company Disclosure Letter.

3.1.          Organization.

(a)           The Company is duly formed and organized and validly existing under the laws of the State of Delaware with full power and authority to conduct the Business as it is presently being conducted and to own or lease, as applicable, its assets and properties.  The

Company is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary.  Copies of the Company’s certification of formation (the “Certificate of Formation”) and the Company’s current operating agreement, and all amendments thereto, have heretofore been delivered to the Purchaser, are true, correct and complete and in full force and effect as of the Closing Date.

(b)           Other than the Membership Interests of the Company reflected in the Company’s operating agreement (“Company Membership Interests”) held by the Members, no other equity securities of the Company are issued and outstanding.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to equity securities of the Company.  No equity securities of the Company have been reserved for issuance for any purpose.  There are no outstanding or authorized equity appreciation, phantom equity  plans or similar rights with respect to the Company.

(c)           Each Member has good title to, and is the record holder and beneficial owner of, the Company Membership Interests held by such Member, free and clear of any Encumbrances and defects of title whatsoever.  Each Member holds the amount of the Company Membership Interests set forth opposite his name on Schedule 3.1(c).

3.2.          No Subsidiaries.  The Company does not own or control, directly or indirectly, any Subsidiary, and, except as set forth on Schedule 3.2, the Company has no interest in any other Person, including, but not limited to, any corporation, limited liability company, partnership, trust, joint venture, association or other entity.

3.3.          Authorization.

(a)           The Company has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements to which it is or will be a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly approved by the managers and/or Members of the Company.  No other proceeding on the part of the Company or its Members is necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company, and, upon execution and delivery of the Ancillary Agreements, this Agreement and the Ancillary Agreements to which the Company is or will be a party will be, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

(b)           Each Member has the requisite capacity, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which she or he is or will be a party, to consummate the transactions contemplated hereby and thereby, and to perform her or his obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by each Member, and, upon execution and delivery of the Ancillary Agreements, this Agreement and the Ancillary Agreements to which each Member is or will be a party will be, the legal, valid and binding obligations of such Member, enforceable against her or him in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally.

3.4.          Title to Properties and Assets; Sufficiency of Assets.

(a)           Except as set forth on Schedule 3.4(a), (i) the Company has good and valid title to or, in the case of leased properties or properties held under license, a good and valid leasehold or license interest in, all of the Acquired Assets and (ii) the Company holds title to each Acquired Asset which it purports to own, free and clear of any Encumbrances other than Permitted Encumbrances.

(b)           All items of tangible personal property included in the Acquired Assets are in good operating condition and repair and are of the quality necessary for the conduct of the Business in substantially the same manner as currently conducted.  Schedule 3.4(b) sets forth a true, correct and complete list of each item of tangible personal property included in the Acquired Assets having a value in excess of $5,000; items in Schedule 3.4(b) denoted with an asterisk (*) are leased by the Company.

(c)           The delivery to the Purchaser of the Bill of Sale will transfer to the Purchaser good and valid title to, or a license to use or a valid leasehold interest in, as applicable, all of the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

(d)           The Acquired Assets constitute all of the assets, property and rights, tangible or intangible, that are used or held for use by the Company in the Business, other than the Excluded Assets, and that are necessary and sufficient for the conduct of the Business as currently conducted.

3.5.          Leased Property.  Schedule 3.5 sets forth a true, correct and complete list of all real property leased by the Company in respect of the Business (collectively, the “Leased Property”), including the location of, and a brief description of the nature of the activities conducted on, such Leased Property.  The Company does not currently own and has not previously owned any real property.  The Company does not lease any real property except as set forth on Schedule 3.5.

3.6.          Financial Statements; Books and Records.

(a)           The Company has delivered to the Purchaser true, correct and complete copies of the Financial Statements, it being acknowledged and agreed, however, that a preliminary balance sheet as of the Closing Date (the “Preliminary Company Balance Sheet”) shall be prepared with the assistance of the Purchaser and shall be delivered by the Company to the Purchaser within twenty (20) calendar days following the Closing Date and a final balance sheet as of the Closing Date (the “Final Company Balance Sheet”) shall be prepared with the assistance of the Purchaser and shall be delivered by the Company to the Purchaser within ninety (90) calendar days following the Closing Date.  The Year-End 2010 Financial Statements and the Preliminary Company Balance Sheet (i) are or shall fairly present the financial condition of the Company as of the dates indicated in the applicable Financial Statements, (ii) have been or will be prepared in accordance with the books and records of the Company, and (iii) and, in the case of the Year-End 2010 Financial Statements, in all material respects fairly presents the results of operations and changes in cash flows for the periods then ended, except as otherwise noted therein.  The Final Company Balance Sheet (i) shall be true, correct and complete in all material respects, (ii) shall be prepared in accordance with the books and records of the Company, and (iii) shall fairly and accurately present the financial position of the Company as of the respective dates thereof.  Specifically, but not by way of limitation, the Preliminary Company Balance Sheet and the Final Company Balance Sheet shall disclose all of the debts, liabilities and obligations of any nature of the Company in respect of the Business, whether due or to become due, as of the date thereof.  The Purchaser has assisted the Company in the preparation of the Financial Statements and, accordingly, the Company makes no representation as to the form or presentation of the financial information in the Financial Statements.

(b)           The Company has made and kept (and given the Purchaser access to) true, correct and complete books and records, which, in reasonable detail, accurately and fairly reflect the activities of the Company.  The Company’s books and records have been maintained in accordance with sound business practices, including, but not limited to, the maintenance of an effective system of internal control over financial reporting.

3.7.          Liabilities.  Except (a) as disclosed in the Financial Statements, or (b) for liabilities that have been discharged or paid in full, the Company has not incurred any liabilities of any nature, including, but not limited to, in respect of the Business or to which the Business may be subject, whether known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including, but not limited to, “off-balance sheet” liabilities, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  All liabilities of the Company (whether known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including, but not limited to, “off-balance sheet” liabilities) are set forth on Schedule 3.7, which such schedule sets forth the party to which the Company is indebted, the due date of such indebtedness, the amount of the indebtedness and all interest, late charges and other fees and expenses as a result thereof.

3.8.          Absence of Certain Changes.  Since December 31, 2010, there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Business.  Without limiting the generality of the foregoing, except as disclosed in Schedule 3.8 or except as contemplated hereby, since December 31, 2010:

(a)           the Company has conducted the Business in the Ordinary Course of Business;

(b)           the Company has not incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed, or otherwise become responsible for, the obligations of any Person, or made any loans or advances, in each case affecting the Company, the Business or the Acquired Assets or to which the Company or the Business may be subject, or otherwise incurred any liability that would constitute an Assumed Liability, except in the Ordinary Course of Business;

(c)           there has not been any change in any method of accounting or accounting practice by the Company, except for any such change required by reason of a change in GAAP and set forth on Schedule 3.8(c);

(d)           the Company has not (i) granted any severance or termination pay to any Employee, (ii) entered into any employment, deferred compensation or other similar agreement with (or any amendment to any such existing agreement) any Employee, (iii) increased the benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) increased the compensation, bonus or other benefits payable to Employees, in each case other than in the Ordinary Course of Business;

(e)           the Company has not sold, transferred or disposed of any assets, properties or rights, including, but not limited to, any Rights, other than in the Ordinary Course of Business;

(f)            the Company has not entered into any joint venture, partnership, exclusive dealing, noncompetition or similar agreement with any Person;

(g)           the Company has not made any loans or advances to any Person, other than ordinary advances to Employees for travel and other incidental expenses;

(h)           the Company has not made any declaration, setting aside or payment of any dividend or other distribution in respect of the Company Membership Interests;

(i)            there has not been any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or prospects of the Company or the Business;

(j)            there has not been any satisfaction or discharge of an Encumbrance or payment of any obligation by the Company, except such a satisfaction, discharge or payment made (i) in the Ordinary Course of Business, or (ii) as required pursuant to the terms of this Agreement;

(k)           there has not been any write-down of the value of any asset or Inventory used or held for use in the Business or any write-off as uncollectible of any Accounts Receivable or any portion thereof of the Company in respect of the Business, provided, however, that the Company has transferred and assigned, or will transfer and assign prior to the Closing, all vehicles generally used for noncommercial purposes to Member, Corey P. Schlossmann;

(l)            the Company has not made any change or amendment to an Assumed Contract, except for changes or amendments which have been provided to the Purchaser in writing;

(m)          there has not been any creation or assumption by the Company of any Encumbrance, other than Permitted Encumbrances, on any Acquired Asset;

(n)           the Company has not canceled, compromised, waived or released any right or claim relating to the Business or the Acquired Assets;

(o)           the Company has not permitted the lapse of any existing policy of insurance;

(p)           the Company has not permitted the lapse of any right relating to any Assumed Contract, Intellectual Property or any intangible asset used or held for use in connection with the Business;

(q)           the Company has not accelerated the collection of or discounted any Accounts Receivable, delayed the payment of liabilities or deferred expenses, or otherwise increased cash on hand, except in the Ordinary Course of Business; and

(r)            the Company has not authorized or committed or agreed to take any of the actions described in subsections (a) through (q) of this Section 3.8.

3.9.          Material Contracts.

(a)           Schedule 3.9(a)  sets forth a true, correct and complete list, broken down by the subcategories set forth below, of all written or oral contracts, agreements, consensual obligations, promises, undertakings, legally binding arrangements, options, leases, licenses, sales and purchase orders, warranties, guarantees, indentures, mortgages, commitments and other instruments of any kind (each a “Contract”), to which the Company is a party or to which the Company, or any of its properties, is otherwise bound, and that relates to the Company or the Business as follows (each a “Material Contract” and, collectively, the “Material Contracts”):

(i)            each Contract of the Company pursuant to which the Company received (or was entitled to receive) or paid (or was purportedly obligated to pay) (A) in excess of $5,000 in the twelve (12) month period ended December 31, 2010, or (B) in excess of $2,500 in the period since December 31, 2010;

(ii)           each Contract that requires payment by or to the Company after December 31, 2010 of more than $5,000;

(iii)          each Contract of the Company relating to indebtedness for borrowed money, extension of credit or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) pursuant to which the Company is obligated to make any future payment or payments, in the aggregate, in excess of $5,000;

(iv)          each Contract for the purchase or delivery of goods, or performance of services, to the Company or the Business;

(v)           each broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting or advertising Contract;

(vi)          each Contract with a Related Party;

(vii)         each employment Contract;

(viii)        each Contract that limits or purports to limit, the ability of the Company or the Business to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company or the Business to purchase from any Person or to hire any Person;

(ix)           each Contract that requires the Company to grant “most favored customer” status or any type of special discount rights to any other Person;

(x)            each Contract that requires a consent to or other action by any Person for, or will be subject to default, termination, repricing or other renegotiation or cancellation because of, the transactions contemplated by this Agreement or the Ancillary Agreements, or otherwise contains a provision relating to “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(xi)           each fidelity or surety bond or completion bond;

(xii)          each Contract providing for liquidated damages upon failure to meet performance or quality milestones;

(xiii)         each lease of real or personal property;

(xiv)        each Contract providing for  indemnification to or from any Person with respect to liabilities relating to the Company, the business or the Acquired Assets;

(xv)         each Contract containing confidentiality clauses;

(xvi)        each Contract relating in whole or in part to any Business Intellectual Property;

(xvii)       each Contract relating to capital expenditures and involving future payments in excess of $5,000;

(xviii)      each Contract for the purchase of raw materials or services, including, but not limited to, any construction Contract, involving in excess of $5,000;

(xix)         each Contract relating to any joint venture or partnership, merger, asset or equity purchase or divestiture Contract;

(xx)          each Contract that results in any Person holding a power of attorney that relates to the Company, the Business or the Acquired Assets;

(xxi)         each Contract relating to settlement of any Proceedings within the past five (5) years;

(xxii)        each Contract with a Governmental Authority;  and

(xxiii)       each other Contract, whether or not made in the Ordinary Course of Business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $5,000 on an annual basis or in excess of $15,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the Company without penalty or further payment and without more than thirty (30) calendar days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company or the Business, each taken as a whole.

(b)           Each Material Contract and each Assumed Contract is in full force and effect, paid currently and has not been materially impaired by any acts or omissions of the Company.  Except for those Material Contracts denoted with an asterisk (*) as set forth on Schedule 3.9(a) and the Assumed Contracts denoted with an asterisk (*) on Schedule 1.1(b), no Material Contract or Assumed Contract requires the consent of any other contracting party to prevent a breach of, a Default under, or a termination, change in the terms or conditions or modification of, any Material Contract or Assumed Contract as a result of the consummation of the transactions contemplated hereby.  All of the Material Contracts and Assumed Contracts are valid, binding and enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.  The Company has fulfilled, or taken all action reasonably necessary to enable it to fulfill when due, all of its material obligations under each of such Material Contracts and Assumed Contracts.  The Company is not in Default under any Material Contract or under any Assumed Contract.  To the Knowledge of the Company, no other party is in Default under such Material Contracts and Assumed Contracts and, to the Knowledge of the Company, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a Default and no written notice of any claim of Default has been given to the Company.  Neither the Company nor any Member is aware of any intent by any party to any Material Contract or any Assumed Contract to terminate or amend the terms thereof or to refuse to renew any such Material Contract or Assumed Contract upon expiration of its term.  The Company is not currently paying liquidated damages in lieu of performance under any Material Contract or Assumed Contract.  The Company has delivered to the Purchaser true, correct and complete copies of all Material Contracts and any amendments thereto and Assumed Contracts and any amendments thereto.

3.10.        Compliance with Other Instruments; No Conflicts.

(a)           The Company is not in violation, breach or Default of (i) any term of its Certificate of Formation, operating agreement or similar organizational or governance documents, or (ii) any provision of Applicable Law that is applicable to or binding upon the Company, the Acquired Assets or the Assumed Liabilities, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)           The execution, delivery and performance by the Company and the Members of and compliance with this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(i)            conflict with or violate the Certificate of Formation, operating agreement or similar organizational or governance documents of the Company,

(ii)           conflict with or violate any Applicable Law applicable to the Company, the Members, the Business or any of the Acquired Assets or by which the Company, the Members, the Business or any of the Acquired Assets may be bound or affected, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(iii)          result in any breach or violation of, constitute a Default under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration of, give rise to any increased, accelerated or additional rights of any Person or otherwise adversely affect any rights of the Company or the Business under, or result in the creation of any Encumbrance on any of the Acquired Assets pursuant to, any Material Contract.

3.11.        Taxes.

(a)           Definitions.  For purposes of this Agreement:

(i)            the term “Tax” (including with correlative meaning, the terms “Taxes” and “Taxable”) means all U.S. federal, state, local, provincial, foreign or other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind, including, but not limited to, all income, franchise, sales, use, ad valorem, transfer, license, recording, employment (including federal and state income tax withholding, backup withholding, FICA, FUTA or other payroll taxes), environmental, excise, severance, stamp, occupation, premium, prohibited transaction, property, value-added, net worth, or any other taxes and any interest, penalties and additions imposed with respect to such amounts; and

(ii)           the term “Tax Return” means all U.S. federal, state, local, provincial and foreign returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents, and any amendments thereof (including, but not limited to, any related or supporting information or schedule attached thereto) required to be filed with any Taxing authority in connection with the determination, assessment or collection of any Tax or Taxes.

(b)           The Company has filed (or will file when due) all Tax Returns that are required to be filed in respect of the Acquired Assets or the Business, all such Tax Returns are accurate, and all Taxes with respect to such Tax Returns have been paid.  The Company has paid all Taxes imposed with respect to the Acquired Assets, or otherwise payable by the Company.

(c)           There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Acquired Assets and there are no grounds for the assertion or assessment of any Encumbrances against the Acquired Assets, or the Business in respect of any Taxes.  The transactions contemplated by this Agreement will not give rise to (i) the creation of any Encumbrances against the Acquired Assets or the Business in respect of any Taxes or (ii) the assertion of any additional Taxes against the Acquired Assets or the Business.

(d)           No claim has ever been made or threatened by a Tax authority in a jurisdiction where the Company does not file Tax Returns that the Business is or may be subject to Taxes by that jurisdiction.  No Proceeding is pending or threatened by any Governmental Authority for any audit, examination, deficiency, assessment or collection from the Company of any Taxes related to the Business, no unresolved claim for any deficiency, assessment or collection of any Taxes related to the Business has been asserted against the Company and all resolved assessments of Taxes related to the Business have been paid.  No issues have been raised by the relevant taxing authorities on audit that are of a recurring nature and that would have an effect upon the Taxes of the Business.

3.12.        Environmental Matters.  Except as set forth on Schedule 3.12:

(a)           There have been no disposals, releases or, to the Knowledge of the Company, threatened releases of Hazardous Materials on, from or under the Leased Property or any other property at which the Business has been conducted.  Neither the Company nor, to the Knowledge of the Company, any third party, has used, generated, manufactured or stored on, under or about the Leased Property or any other property at which the Business has been conducted, or transported to or from the Leased Property or any other property at which the Business has been conducted, any Hazardous Materials, except to the extent not in violation of applicable Environmental Laws.  The Company has no Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of the Leased Property or any other property at which the Business has been conducted, which may have occurred before the Company took possession of any of the Leased Property or any other property at which the Business has been conducted.  For purposes of this Agreement, the terms “disposal,” “release” and “threatened release” shall have the definitions assigned thereto by the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”).  For the purposes of this Section 3.12, “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous material,” “toxic substance” or “hazardous chemical” under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (iii) the U.S. Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the U.S. Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (v) the U.S. Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes or (vii) any Applicable Law that has a scope or purpose similar to those statutes identified above (collectively referred to herein as the “Environmental Laws”).

3.13.        Employee Benefits.

(a)           Schedule 3.13(a) lists all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, equity option, equity purchase, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment or executive compensation or severance agreements, written or otherwise maintained or contributed to by the Company or an ERISA Affiliate for the benefit of or relating to any Employee or former Employee of the Company in respect of the Business (or any dependent thereof), or any trade or business (whether or not incorporated) that is a member of a controlled group including, but not limited to, the Company or that is under common control with the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”), as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (each a “Benefit Plan,” collectively, the “Benefit Plans”).  For each Benefit Plan, true, correct and complete copies of, where applicable, (i) the two (2) most recent annual reports on Form 5500 (with schedules and attachments), (ii) the actuarial reports for the last two (2) plan years, and (iii) any plan document, summary plan description, trust agreement, employment agreement and other governing instrument, document or Employee communication, have been delivered to the Purchaser.

(b)           No Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate has incurred any liability (contingent or otherwise) with respect to any such Benefit Plan.  Neither the Company nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to or incurred an obligation to contribute or incurred any liability (contingent or otherwise) with respect to any Multiemployer Plan or to a Multiple Employer Plan.  For these purposes, (i) “Multiemployer Plan” means a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA, and (ii) “Multiple Employer Plan” means any Employee Benefit Plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code.

(c)           Each Benefit Plan has been maintained in all respects in accordance with its terms and the requirements of Applicable Law (including, but not limited to, with the requirements of ERISA and the Code).

(d)           Each Benefit Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service (“IRS”) to so qualify, and is so qualified, and the trust created thereunder satisfies the provisions of Section 501(a) of the Code.  Nothing has occurred with respect to any such Benefit Plan that could cause the loss of such qualification or exemption and no such Benefit Plan has been operated in a manner which would cause it to be disqualified in operation.  No Benefit Plan is funded by a trust that is intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code.

(e)           No “fiduciary,” “party in interest” or “disqualified person” with respect to any Benefit Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.  With respect to any Benefit Plan, (i) neither the Company, nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Sections 502(c), 502(i) or 502(l), nor, to the Knowledge of the Company, is there a basis for any such claim, and (ii) no officer, director or Employee of the Company has committed a breach of any fiduciary responsibility or obligation imposed by Title I of ERISA.  Other than routine claims for benefits, there is no claim or proceeding (including, but not limited to, any audit or investigation) pending or, to the Knowledge of the Company, threatened, involving any Benefit Plan by any Person or any Governmental Authority.

(f)            Subject to the terms of the Confidentiality Agreement, the Company has delivered to the Purchaser a correct and complete list containing a true, correct and complete list of the names of all current Employees who are employed in connection with the Business specifying their position and describing their areas of responsibility with respect to the Business, and their age, salary, date of hire, commission, bonus, incentive and vacation entitlements and identifying which Employees are currently receiving long-term or short-term disability benefits or are absent from active employment on pregnancy, parental or adoption leave and their anticipated dates of return to active employment.

(g)           Subject to the terms of the Buyer Confidentiality Agreement, Seller has delivered to Buyer a correct and complete list containing a true, correct and complete list of all (i) employment agreements with officers of the Company, (ii) agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount of $30,000 or more, (iii) severance agreements, programs and policies of the Company with or relating to its Employees, and (iv) plans, programs, agreements and other arrangements of the Company with or relating to its Employees that contain provisions that, as a result of the execution of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, will result in the acceleration or creation of any rights or the creation of any benefits of any Employee, whether or not listed in other parts of the Company Disclosure Letter.  The Company has delivered to the Purchaser true, correct and complete copies of all such agreements, plans, programs and other arrangements.

(h)           No Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former Employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or similar state laws.  The Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA, Sections 4980B, 9801, 9802, 9811 and 9812 of the Code, and the Health Insurance Portability and Accountability Act (including, but not limited to, regulations thereunder).

(i)            the Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed or paid as expenses, or accrued such payments in accordance with normal procedures under the terms of each Benefit Plan, GAAP and Applicable Law.

(j)            the Company is not a party to any agreement that may result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code either directly or indirectly in connection with this Agreement or the transactions contemplated hereby.

3.14.        Compliance with Law.  The Company is and has been in compliance in all material respects with all Applicable Law, including, but not limited to, in connection with the conduct or operation of the Business and the ownership or use of the Acquired Assets, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  The Company has not received, and to the Knowledge of the Company, there is no basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or the Business is not in compliance in all material respects with any such Applicable Laws.

3.15.        Permits.  Schedule 3.15 sets forth a true, correct and complete list of all Permits, all of which are valid and in full force and effect.  None of the Permits are transferable and, accordingly, consents of Governmental Authorities, or other Persons, are unavailable for the transfer of such Permits in connection with the consummation of the transactions contemplated hereunder.  The Company has, and at all times has had, all Permits required under Applicable Law in respect of the operation of the Business and owns or possesses such Permits, free and clear of all Encumbrances, other than Permitted Encumbrances.  The Company is not in Default, and has not received any notice of any claim of Default, with respect to any such Permit, and no condition exists that with notice or lapse of time or otherwise would constitute a Default.

3.16.        Consents and Approvals.  Except as set forth on Schedule 3.16 (including, but not limited to, those Material Contracts and Permits denoted with an asterisk (*) as set forth on Schedule 3.9(a) and Schedule 3.15, respectively), no consent, approval or authorization of, declaration or notice to or filing or registration with, any Governmental Authority, or any other Person, is required to be made or obtained by the Company, any of its Affiliates or any Members in connection with the execution, delivery and performance by the Company and the Members of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Business or the Acquired Assets.

3.17.        Litigation.  Except as set forth on Schedule 3.17, there is no action, suit, proceeding, claim, arbitration or investigation (“Proceeding”) pending (or, to the Knowledge of the Company, threatened) against the Company, nor, to the Knowledge of the Company, is there any basis for any such Proceeding.  The Company is not a party to or subject to the provisions of any court order, writ, injunction, judgment or decree of any Governmental Authority and there is no material Proceeding by the Company currently pending or which the Company intends to initiate.  No Proceeding has been instituted or, to the Knowledge of the Company, threatened which questions the validity or legality of the transactions contemplated hereby or by the Ancillary Agreements.  There is no regulation, court order or Proceeding that enjoins or seeks to enjoin or makes the transactions contemplated hereby or by the Ancillary Agreements illegal or otherwise prohibited.

3.18.        Labor Matters.

(a)           The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of its Employees or Representatives.

(b)           There is no strike or other labor dispute involving the Company pending, or to the Knowledge of the Company, threatened.  The Company has not, during the three (3) year period before the Effective Date, received any demand letters, civil rights charges, suits, drafts of suits, administrative or other claims of or from any of its Employees.

(c)           All individuals who are performing consulting or other services for the Company are or were correctly classified by the Company as either “independent contractors” or “employees” as the case may be.

(d)           The Company is in compliance in all material respects with all Applicable Laws respecting employment, termination of employment, employment practices, terms and conditions of employment and wages and hours.

(e)           The Company has withheld and reported all amounts required by Applicable Law or agreement to be withheld and reported with respect to wages, salaries and other payments to Employees.

(f)            There are no pending, or, to the Knowledge of the Company, threatened, claims or actions against the Company under any workers’ compensation policy or long-term disability policy.

(g)           Since the enactment of the Worker Adjustment and Retraining Notification Act (the “WARN Act”), 29 U.S.C. §§ 2101 et seq., the Company has not effectuated, and by the transactions contemplated by this Agreement will not effectuate, (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company.  The Company has not been affected by, and the transactions contemplated by this Agreement will not result in, any layoffs or employment terminations sufficient in number to trigger application of any state or local law similar to the WARN Act.  No Employee has suffered in the past three years, or will suffer as a result of the transactions contemplated by this Agreement, an “employment loss” (as defined in the WARN Act).

3.19.        Intellectual Property; Software.

(a)           Schedule 3.19(a)(i) lists all Intellectual Property and any applications and renewals for Intellectual Property owned by the Company or filed on its behalf (such items being referred to herein as the “Owned Company Intellectual Property”).  Schedule 3.19(a)(ii) lists all licenses (in and out), sublicenses and other agreements to which the Company is a party and pursuant to which Intellectual Property is licensed to the Company, or the Company licenses Intellectual Property to a third party (all Intellectual Property that is licensed by the Company (as licensee) pursuant to the agreements set forth on Schedule 3.19(a)(ii) being referred to herein as the “Licensed Company Intellectual Property”).  The Owned Company Intellectual Property and the Licensed Company Intellectual Property are referred to collectively herein as the “Company Intellectual Property.”

(b)           Each item of Company Intellectual Property is either: (i) owned solely by the Company free and clear of all Liens, or (ii) rightfully used and authorized for use by the Company as between the Company, on the one hand, and the licensors of such Company Intellectual Property, on the other hand, pursuant to a written Contract.

(c)           Except as set forth in Schedule 3.19(c), the Company is not in violation of any license, sublicense or other agreement to which it is a party or otherwise bound relating to any Licensed Company Intellectual Property.

(d)           All Owned Company Intellectual Property is valid, subsisting and enforceable in the United States and in each other jurisdiction in which such Owned Company Intellectual Property is presently registered.  Except as set forth in Schedule 3.19(d), no trademarks or service marks other than those included in the Owned Company Intellectual Property are used by the Company in connection with the current products or services sold by the Company.  Each copy of any commercially available software used by the Company is used pursuant to, and in accordance with, valid license rights in favor of the Company.  Except as set forth in Schedule 3.19(d), no claims have been documented in writing to the Company by any Person, either: (i) challenging the validity, enforceability, effectiveness, right to use or ownership by the Company of any of the Owned Company Intellectual Property; or (ii) alleging that any Licensed Company Intellectual Property or that any services provided, processes used or products manufactured, used, imported, reproduced, modified, distributed, licensed, sublicensed, offered for sale or sold by the Company has been infringed, misappropriated or otherwise violated, is or will infringe, misappropriate or otherwise violate any Intellectual Property or other proprietary right of any Person.  Except as set forth in Schedule 3.19(d), to the Knowledge of the Company there is no and has not been any unauthorized use, infringement, misappropriation or other violation of any of the Owned Company Intellectual Property by any Company Employee, former Company Employee or any third party.

(e)           Except as set forth in Schedule 3.19(e), the Company has secured from all parties (including, but not limited to, Employees) who have created any portion of, or otherwise have any rights in or to, the Owned Company Intellectual Property valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company to the extent necessary to vest title in such Owned Company Intellectual Property in the Company.  No current or former Employee of the Company has any interest in any item of Owned Company Intellectual Property.  The Company has recorded all such assignments with all patent offices worldwide in which any Owned Company Intellectual Property is registered or for which an application has been filed.

(f)            The transactions contemplated hereby will not alter, encumber, impair, extinguish or otherwise adversely affect any Owned Company Intellectual Property or impair the right of the Purchaser to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Owned Company Intellectual Property.

(g)           The Company has taken all commercially reasonable measures necessary to protect the proprietary nature of the Owned Company Intellectual Property and to maintain in confidence all trade secrets and confidential information owned by the Company.

(h)           Except as set forth in Schedule 3.19(h), all Company employees have executed a non-disclosure agreement in favor of the Company and each such agreement remains in full force and effect.  A copy of each such agreement has been delivered to Purchaser.

(i)            To the Knowledge of the Company, the Company Intellectual Property comprised of software is free of any disabling codes or instructions (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”), that may, or may be used to, access, modify, delete, damage or disable any systems or that may result in damage thereto.  The Company has taken all steps and implemented all procedures to ensure that its internal computer systems are free from Disabling Codes and Contaminants.  To the Knowledge of the Company, the Licensed Company Intellectual Property that is licensed by the Company from third parties is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the hardware, software, databases, embedded control systems, or other systems of the Company or that might result in damage thereto.  The Company has taken all commercially reasonable steps to safeguard its systems and restrict unauthorized access thereto.

3.20.        Transactions with Certain Persons.  Except as set forth Schedule 3.20, no Member, manager, officer or director of the Company or any Affiliate of any such Person has had, either directly or indirectly, a material interest in:  (a) any Person or entity which purchases from or sells, licenses or furnishes to the Company any goods, property, services, technology, intellectual or other property rights, or (b) any Contract to which the Company is a party or by which it may be bound or affected.

3.21.        Insurance.  Schedule 3.21 sets forth a true, correct and complete list of all insurance policies of the Company of any kind currently in force and also sets forth for each insurance policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the deductibles and loss retention amounts and the amounts of coverage.  True, correct and complete copies of such insurance policies have been delivered to the Purchaser.  All insurance coverage is in full force and effect and insures the Company in sufficient amounts against losses as are in accordance with normal industry practice for similar businesses (taking into account the cost and availability of such insurance).  No notice of cancellation or termination has been received with respect to any such policy, and all such insurance policies are in full force and effect up to and including the Closing Date (other than those that have been retired or expired in the Ordinary Course of Business).  Except as set forth on Schedule 3.21, the Company has no self-insurance or co-insurance programs, and the reserves set forth on the

Financial Statements for the Company’s fiscal year ended December 31, 2010 are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

3.22.        Accounts Receivable.  Schedule 3.22 sets forth a true, correct and complete list of the Accounts Receivable included as part of the Acquired Assets, including the aging thereof as of the date of the Company Balance Sheet.  All Accounts Receivable included as part of the Acquired Assets represent valid obligations owed to the Company arising from goods actually delivered or services actually performed by the Company in bona fide transactions entered into in the Ordinary Course of Business.  Except as set forth on Schedule 3.22, there is no contest, claim or right of set-off against the Accounts Receivable included as part of the Acquired Assets other than those in the Ordinary Course of Business and for which adequate reserves have been established and which will be reflected in the Preliminary Company Balance Sheet and the Final Company Balance Sheet.  The allowance for uncollectable Accounts Receivable included as part of the Acquired Assets set forth on the Final Company Balance Sheet shall be adequate in accordance with GAAP and shall be consistent with the historical collection experience of the Company.

3.23.        Inventory.  Schedule 3.23 sets forth a true, correct and complete list of all Inventory with a value of over $1,000 as of the Closing Date, the address at which such Inventory is located and, in the case of vehicles included within Inventory, the make, model, year and mileage of each such vehicle.  Such Inventory has not been consigned to any third person.  Such Inventory was acquired by or consigned to the Company and has been maintained by the Company in accordance with the regular business practices of the Company.

3.24.        Certain Business Practices.  The Company, the Members and all agents and Employees of the Company and all of the Company’s Affiliates are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, including, but not limited to, the provisions thereof relating to (a) the use of funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including, but not limited to, expenses related to political activity, (b) the making of unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns and the making of bribes or kickback payments, and (c) the making of any other unlawful payment.

3.25.        Warranties.  Schedule 3.25 sets forth true, correct and complete summaries of the written warranties and guaranties utilized by the Company with respect to its services or products pursuant to which the Company may have any current or future obligations.  There have not been any deviations from such warranties and guaranties which could result in liability to the Company exceeding $25,000, and neither the Company nor any of its salespeople, Employees, distributors and agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties.  The Company has not made any oral warranty or guaranty with respect to any of its products or services.

3.26.        Suppliers and Customers.  The documents and information supplied by the Company in connection with this Agreement with respect to relationships and volumes of business done with the suppliers, distributors and customers of the Business are accurate in all material respects.  Schedule 3.26 sets forth a true, correct and complete listing of (a) the Company’s top ten (10) largest consignors (measured by sales), (b) the Company’s top ten (10)

buyers (measured by total purchases), and (c) the Company’s top ten (10) customers and suppliers (measured by total expenses), in each case during the twelve (12) months ended December 31, 2010.  The Company has not received any notice of termination or written threat of termination from any of the suppliers, buyers or sellers of the Business listed on Schedule 3.26, or any information that any such supplier, buyer or seller intends to materially decrease the amount of business that it does with the Company.

3.27.        Solvency.  The Company is Solvent and will be Solvent after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements and any dividend, distribution or transfer of any portion of the Purchase Price contemplated by the Company.  For purposes of this Section 3.27, “Solvent” means, with respect to the Company that:  (a) the amount, at “fair valuation,” or “present fair salable value” (whichever is the applicable test under the applicable provisions of the relevant federal and state bankruptcy and fraudulent conveyance or transfer laws) of the Company’s assets is in excess of the total amount of the Company’s debts and liabilities, including, but not limited to, contingent liabilities, (b) the Company is able to pay its debts and liabilities, including, but not limited to, contingent liabilities, as they become due, (c)  the Company does not have unreasonably small capital or assets to carry on the Company’s business as theretofore operated and as proposed to be operated, and (d) the Company does not intend to, or does not believe that it will, incur debts or liabilities beyond the Company’s ability to pay as such debts and liabilities mature, in each case as of such date.  The meaning of the terms “fair valuation” and “present fair salable value” and the other terms used in this definition, and the calculation of assets, debts and liabilities shall be determined and made in accordance with the applicable provisions of the relevant federal and state bankruptcy and fraudulent conveyance or transfer laws.

3.28.        No Brokers.  Except as set forth on Schedule 3.28, none of the Company or any of its Affiliates, or any of their respective officers, directors, employees, managers or Members, has entered into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of the Purchaser, the Company or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby and by the Ancillary Agreements.

3.29.        Data Room.  The on-line data room which was made available to the Purchaser and which is located at ftp://ftp.liqimg.com/ contains true, correct and complete copies of Contracts entered into by the Company in connection with the Business and which are in effect as of the Effective Date and the Closing Date, as applicable. At the Closing, the Company shall provide to the Purchaser a CD or other electronic copy of the documents contained in such on-line data room.

3.30.        Separate Property.  Member Corey P. Schlossmann and his spouse, Sindy Schlossmann, are parties to a valid, binding and enforceable pre-nuptial agreement pursuant to which (a) all business interests owned by Member Corey P. Schlossmann, including, but not limited to, Member Corey P. Schlossman’s interests in the Company, are separate property of Member Corey P. Schlossmann, and (b) Sindy Schlossmann has no community property, joint ownership or other interest of any kind or nature in the business interests owned by Member Corey P. Schlossmann, including, but not limited to, Member Corey P. Schlossman’s interests in the Company.  Member Corey P. Schlossmann has not transferred any of his separate property to his spouse in contemplation of the transactions described herein.  Member Corey P. Schlossmann has not, during the one (1) year period preceding the date hereof, transferred to his spouse any of his separate property with a value, individually or in the aggregate, of one hundred thousand dollars ($100,000.00) or more.  To the knowledge of Member Corey P. Schlossmann, Member Corey P. Schlossmann now has, and will after the Closing have, individual assets sufficient in value to satisfy his indemnification obligations hereunder.

3.31.        Other Information.  None of the representations and warranties made by the Company and the Members (taken together with the Company Disclosure Letter) in this Agreement or any Ancillary Agreement, the data room described in Section 3.29 above and none of the documents or information delivered to the Purchaser by the Company, the Members or its Representatives in connection with the transactions contemplated by this Agreement and the Ancillary Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.  The financial projections relating to the Company delivered to the Purchaser have been prepared in good faith, are not fraudulent in any respect, and are based on reasonable assumptions, constitute the Company’s best estimate of the information purported to be shown therein, and neither the Company nor any Member is aware of any fact or information that would lead any of them to believe that such projections are incorrect or misleading in any material respect;  provided that, excepting fraud, neither the Company nor the Members represent or warrant that such financial projections will prove to be accurate in any respect.

3.32.        Seller Schedules.  Capitalized terms used and not otherwise defined in the Company Disclosure Letter shall have the respective meaning ascribed to such terms in this Agreement.  Headings have been inserted in the Company Disclosure Letter for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the applicable sections and subsections as set forth in the Agreement.

The schedule number set forth on each schedule in the Company Disclosure Letter corresponds to the numbered sections contained in the Agreement; however, any information set forth in one schedule shall qualify other representations and warranties of the Company and/or any Member contained in the Agreement and other schedules in the Company Disclosure Letter to the extent that such disclosure is cross-referenced to the other applicable schedules.

The Company Disclosure Letter is qualified in its entirety by reference to specific provisions of the Agreement, and is intended to constitute, and shall be construed as constituting, representations, or warranties of the Company and the Members, only to the extent provided in the Agreement.  Inclusion of information in the Company Disclosure Letter shall not be construed as an admission that such information is material to the Company’s Business, financial condition or results of operations, except to the extent the applicable representation or warranty calls for disclosure of such material matters.  The inclusion of any item in the Company Disclosure Letter (i) does not represent a determination that such item did not arise in the ordinary course of business, and (ii) shall not constitute, or be deemed to be, an admission to any third party concerning such item.  Disclosure of any matter in the Company Disclosure Letter shall not constitute an admission or raise any inference that such matter constitutes a violation of law or an admission of liability or facts supporting liability, except to the extent the applicable representation or warranty requires disclosure of such violation of law.  The Company Disclosure Letter and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company and the Members contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As a material inducement to the Company and the Members to enter into this Agreement, except as provided herein, the Purchaser makes the following representations and warranties to the Company and the Members as of the Effective Date and as of the Closing Date.

4.1.          Organization.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is presently being conducted, and to own or lease, as applicable, its assets and properties.

4.2.          Authorization.  The Purchaser has requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements to which it is or will be a party by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly approved by all necessary action under the organizational documents of the Purchaser.  No other proceedings on the part of the Purchaser or its equity owner(s) are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Purchaser and is, and upon execution and delivery of each of the Ancillary Agreements to which the Purchaser is or will be a party will be, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally.

4.3.          Compliance with Other Instruments; No Conflicts.

(a)           The Purchaser is not in violation, breach or Default of (i) any term of its certificate of formation, operating agreement or similar organizational or governance documents, or (ii) any provision of Applicable Law that is applicable to or binding upon the Purchaser.

(b)           The execution, delivery and performance by the Purchaser and compliance with this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(i)            conflict with or violate the certificate of formation, operating agreement or similar organizational or governance documents of the Purchaser; or

(ii)           conflict with or violate any Applicable Law applicable to the Purchaser or by which the Purchaser may be bound or affected.

4.4           Sufficiency of Funds.  The Purchaser has access to sufficient funds to deliver the Purchase Price in accordance with the terms and subject to the conditions of this Agreement.

4.5.          No Brokers.  None of the Purchaser or any of its Affiliates, or any of their respective officers, directors or employees, has entered into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of the Purchaser, the Company or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby and by the Ancillary Agreements.

4.6.          Other Information.  None of the representations and warranties made by the Purchaser in this Agreement or any Ancillary Agreement and none of the documents or information delivered to the Company by the Purchaser or its Representatives in connection with the transactions contemplated by this Agreement and the Ancillary Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

4.7.          Consents and Approvals.  Except as set forth on Schedule 4.7, no consent, approval or authorization of, declaration or notice to or filing or registration with, any Governmental Authority, or any other Person is required to be made or obtained by the Purchaser, or any of its Affiliates in connection with the execution, delivery and performance by the Purchaser of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.  The Purchaser has obtained all such required consents, approvals and authorizations and made all such required declarations, notices, filings and registrations with any Governmental Authority, or any other Person, all as set forth on Schedule 4.7.

4.8           Solvency.  The Purchaser is Solvent and will be Solvent after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements.  For purposes of this Section 4.8, “Solvent” means, with respect to the Purchaser that:  (a) the amount, at “fair valuation,” or “present fair salable value” (whichever is the applicable test under the applicable provisions of the relevant federal and state bankruptcy and fraudulent conveyance or transfer laws) of the Purchaser’s assets is in excess of the total amount of the Purchaser’s debts and liabilities, including, but not limited to, contingent liabilities, (b) the Purchaser is able to pay its debts and liabilities, including, but not limited to, contingent liabilities, as they become due, (c)  the Purchaser does not have unreasonably small capital or assets to carry on the Purchaser’s business as theretofore operated and as proposed to be operated, and (d) the Purchaser does not intend to, or does not believe that it will, incur debts or liabilities beyond the Purchaser’s ability to pay as such debts and liabilities mature, in each case as of such date.  The meaning of the terms “fair valuation” and “present fair salable value” and the other terms used in this definition, and the calculation of assets, debts and liabilities shall be determined and made in accordance with the applicable provisions of the relevant federal and state bankruptcy and fraudulent conveyance or transfer laws.

ARTICLE V
COVENANTS

5.1.          Conduct of Business.  From the Effective Date through the Closing, the Company shall carry on the operation of the Business in the Ordinary Course of Business and will not take any action inconsistent with this Agreement.  The Company will maintain the present character and quality of the Business, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers, contractors and Employees, and shall take such actions as are necessary to protect the Acquired Assets and their value before the Closing Date.  Without limiting the generality of the foregoing, unless consented to by the Purchaser in writing, the Company, except as specifically contemplated by this Agreement, shall not:

(a)           amend its Certificate of Formation or operating agreement (or other similar governing documents);

(b)           declare, set aside or pay any dividend or other distribution (whether in cash, membership interests or property or any combination thereof) in respect of its membership interests, make any other actual, constructive or deemed distribution in respect of its membership interests or otherwise make any payments to holders of securities issued by the Company in their capacities as such;

(c)           sell, transfer, license, lease or otherwise dispose of any Acquired Assets, other than sales or transfers of Inventory in the Ordinary Course of Business;

(d)           enter into any joint venture, strategic alliance, noncompetition, exclusive license, distribution, marketing, sales or other similar agreement;

(e)           revalue in any respect any of the Acquired Assets, including writing off any indebtedness or Accounts Receivable;

(f)            incur any indebtedness for borrowed money or letters of credit, or issue any debt securities or assume, guarantee, endorse (other than endorsements for deposit or collection in the Ordinary Course of Business) or otherwise become responsible for, obligations of any other Person, except in the Ordinary Course of Business;

(g)           mortgage, pledge or otherwise subject to any Encumbrance any of the Acquired Assets;

(h)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

(i)            terminate, renew or make any amendment to any Assumed Contract, enter into any new contract or agreement with respect to the Business, in each case other than in the Ordinary Course of Business;

(j)            make any change in any method of accounting or accounting practice except as required by GAAP;

(k)           fail to maintain the books and records on a basis consistent with past practice except to the extent changes are required by changes in Applicable Law;

(l)            except as required by Applicable Law, establish, enter into, adopt, amend or terminate any employment agreement or Benefit Plan of any Employee in any manner, or increase in any manner the compensation or fringe benefits of any Employee or consultant (other than increases in the Ordinary Course of Business) or pay any benefit not required by any Benefit Plan as in effect on the Effective Date;

(m)          institute, settle, or agree to settle any Proceeding related to the Acquired Assets, Assumed Liabilities or the Business (other than any Proceeding related solely to Excluded Assets or Excluded Liabilities), except with respect to claims having a value less than $5,000 in the aggregate;

(n)           make or change any election in respect of Taxes; enter into any closing agreement, settle any claim or assessment in respect of Taxes; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes; fail to file any Tax Returns when due (taking into account valid extensions of time to file); fail to cause such Tax Returns when filed to be true, correct and complete in all material respects; prepare or file any Tax Return of the Company in a manner inconsistent with past practices in preparing or filing similar Tax Returns in prior periods, or fail to pay any Taxes when due;

(o)           authorize any new capital expenditure or expenditures that individually is in excess of $1,000 or in the aggregate are in excess of $5,000;

(p)           acquire any corporation, partnership, limited liability company, other business organization or division thereof or any amount of assets in excess of $5,000 in the aggregate (other than any acquisition of Inventory in the Ordinary Course of Business);

(q)           pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Business or the Acquired Assets, other than (i) the payment, discharge or satisfaction, in the Ordinary Course of Business of liabilities reflected or reserved against on the books and records of the Company or subsequently incurred in the Ordinary Course of Business; or (ii) the repayment of debt set forth on Schedule 5.1(q) to be repaid by the Company at Closing;

(r)            cancel, compromise, waive or release any right or claim relating to the Business or the Acquired Assets, other than in the Ordinary Course of Business;

(s)           permit the lapse of any existing policy of insurance relating to the Business or the Acquired Assets;

(t)            permit the lapse of any right relating to Business Intellectual Property or any other intangible asset used or held for use in connection with the Business;

(u)           accelerate the collection of or discount any Accounts Receivable, delay the payment of liabilities that would become Assumed Liabilities or defer expenses, reduce Inventories or otherwise increase cash on hand in connection with the Business, except in the Ordinary Course of Business; or

(v)           take or agree to do (i) any of the actions described in subsections (a) through (u) of this Section 5.1, or (ii) any other act which would cause any representation or warranty of the Company or the Purchaser in this Agreement to be or become untrue in any material respect.

5.2.          Access to Information.

(a)           Between the Effective Date and the Closing Date, the Company will permit the Purchaser and its authorized Representatives access (including for inspection and copying) at all reasonable times to the Acquired Assets, the Company’s Representatives, and the Company’s properties, offices, plants and other facilities, and non-privileged books and records, including, without limitation, non-privileged Business Records, and will cause its Representatives to furnish the Purchaser with such financial and operating data and other information  as Purchaser may from time to time request.

(b)           Each party hereto will hold, and will cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement.

5.3.          Notification of Certain Matters.

(a)           The Company or a Member, as applicable, shall give prompt written notice to the Purchaser of (i) the occurrence, or failure to occur, of any event before the Closing which occurrence or failure would cause any representation or warranty of the Company or a Member  contained in this Agreement, an Ancillary Agreement or any exhibit or schedule hereto or thereto to be untrue or inaccurate in any material respect; (ii) any failure of the Company or a Member to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, any Ancillary Agreement or any exhibit or schedule hereto or thereto; (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; and (iv) any Proceeding pending or threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

(b)           From time to time before the Closing Date, the Company shall promptly supplement or amend the Company Disclosure Letter with respect to any matter arising after the delivery thereof pursuant hereto that, if existing at, or occurring on, the Effective Date, would have been required to be set forth or described in the Company Disclosure Letter, and in any event, not earlier than ten (10) and not less than five (5) days before the date scheduled for Closing, the Company shall so supplement or amend the Company Disclosure Letter, so that such information shall be correct and complete at the time such updated information is so provided.  Any corrected and supplemental information shall not be deemed to amend the Company Disclosure Letter for purposes of determining whether the conditions set forth in Article VII hereof have been satisfied, shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of Purchaser under this Agreement for any breach by the Company or any Member of such representations and warranties.

5.4.          No Solicitation.

(a)           None of the Members or the Company shall, nor shall they authorize or permit any Employee or Representative of the Company to:  (i) solicit, initiate, seek, consider, discuss or encourage the submission of, any Takeover Proposal; (ii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to, or approve or recommend, any Takeover Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to the Business in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.  The Company and the Members immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons other than Purchaser conducted heretofore with respect to any of the foregoing.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 5.4(a) by any Employee of the Company or any Representative of the Company, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 5.4(a) by the Company.

(b)           The Company shall advise the Purchaser orally and in writing within twenty-four (24) hours of (i) any Takeover Proposal or any inquiry with respect to or which would reasonably be expected to lead to a potential Takeover Proposal that is received by or communicated to any Member or any Employee of the Company or, to the Knowledge of the Company, any Representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal) and (iii) the identity of the Person making any such Takeover Proposal or inquiry.  The Company will keep the Purchaser informed of the status of such Takeover Proposal or inquiry (including, without limitation, notifying the Purchaser orally and in writing of any material change to the terms of such Takeover Proposal or inquiry and providing copies of any revised written proposal within twenty-four (24) hours of the receipt thereof by the Company).  The Company shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, without the prior written consent of the Purchaser.

5.5           Public Announcements.  From and after the Effective Date (including, but not limited to, periods after the Closing) none of the Company or the Members shall issue a press release or make any other public announcement regarding this Agreement or the transactions contemplated hereby without the Purchaser’s prior written consent.  The Purchaser shall provide to the Company a copy of any public announcement by the Purchaser prior to the public issuance thereof.

ARTICLE VI
POST-CLOSING COVENANTS

6.1.          Accounts Receivable and Other Payments.  At the Closing, the Company shall retain all rights in the Retained Receivables and the Purchaser shall receive payments on account of the Retained Receivables for and on behalf of the Company, it being understood that Purchaser shall use commercially reasonable efforts to collect the Retained Receivables, but shall not be required to undertake extraordinary efforts to pursue the collection of the Retained Receivables, and the Purchaser shall not have any liability for the failure to collect any Retained Receivables notwithstanding the Purchaser’s commercially reasonable efforts.  If the Purchaser receives any cash or other form of payment related to the Business that is intended as a payment of the Retained Receivables due to the Company, then the Purchaser shall, and shall cause its Subsidiaries to, as soon as possible thereafter within the Ordinary Course of Business, properly deliver (and endorse as necessary) such payment to the Company.  If the Company or any of its Affiliates receives any cash or other form of payment related to the Business, but that is not intended as a payment of Retained Receivables due to the Company, then the Company shall, or shall cause its Affiliate to, as soon as possible thereafter within the Ordinary Course of Business, properly deliver (and endorse as necessary) such payment to the Purchaser.

6.2.          Proration of Liabilities.

(a)           The Company and the Purchaser shall cooperate with each other to provide for payments due with respect to the Assumed Liabilities during the payment period in which the Closing occurs with all the Assumed Liabilities prorated as of the Closing Date, if applicable.   In furtherance and not in limitation of the foregoing, all utility charges, gas charges, electric charges, water charges, water rents and sewer rents, if any, shall be apportioned between the Purchaser and the Company as of 11:59 P.M. on the Closing Date, computed on the basis of the most recent meter charges or, in the case of annual charges, on the basis of the established fiscal year.  All prepaid expenses (including, but not limited to, any rent) of the Company paid prior to the Closing Date in respect of the Business shall be apportioned between the Purchaser and the Company as of 11:59 P.M. on the Closing Date computed on the basis of the benefit received by the Company prior to the Closing Date and the benefit to be received by the Purchaser subsequent to the Closing Date with respect to any Contract or other matter to which the prepaid expense relates.  All prorations described in this Section 6.2(a) shall be made insofar as feasible on the Closing Date, and the Base Consideration shall be adjusted accordingly as set forth in Section 2.4.

(b)           In the event the Purchaser or the Company shall receive bills after the Closing Date for expenses incurred prior to the Closing Date that were not prorated in accordance with this Section 6.2(b), then the Purchaser or the Company, as the case may be, shall promptly notify the other party as to the amount of the expense subject to proration and the responsible party shall promptly pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible party, reimburse the other party for its portion of such expenses).

6.3.          Non-Competition; Non-Solicitation.

(a)           The Company shall not, and shall cause its Members and its and their Affiliates not to, and no Member shall, directly or indirectly through any Person or contractual arrangement, either individually or as a shareholder, director, officer, partner, member, consultant, owner, employee, agent, or in any other capacity for a period of seven (7) years following the Closing, (i) solicit or offer to provide or provide Restricted Services anywhere in the world; (ii) operate an Internet site through which Restricted Services are offered or provided; or (iii) directly or indirectly through any Person or contractual arrangement, perform management, executive or supervisory functions with respect to, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, or participate in or allow any of its officers or employees to be connected as a shareholder, director, officer, partner, member, consultant, owner, employee, agent or otherwise with, any business or Person that provides Restricted Services.   Notwithstanding the foregoing, Corey P. Schlossmann and his Affiliates, directly or indirectly through any Person or contractual arrangement, either individually or as a shareholder, director, officer, partner, member, consultant, owner, employee, agent, or in any other capacity, shall be permitted to engage in the retail sale of passenger vehicles, provided, however, that Corey P. Schlossmann and his Affiliates, directly or indirectly through any Person or contractual arrangement, either individually or as a shareholder, director, officer, partner, member, consultant, owner, employee, agent, or in any other capacity (x) shall not sell passenger vehicles acquired from any Governmental Authority on a fee for services or consignment basis, and (y) shall not knowingly target (for marketing or solicitation purposes) any existing customers of the Company or future customers of the Purchaser.  Notwithstanding the foregoing, Corey P. Schlossmann shall be permitted to send to the customers of the Company (existing as of the Closing Date) one (1) e-mail message announcing the passenger vehicle business; provided, however, that such message must be sent within the earlier of (A) ninety (90) days after the location from where such business will operate is available and permitted to be used for the conduct of such business, and (B) two (2) years from the Closing Date.  Such message shall be sent only if it is approved in writing by the Purchaser in the Purchaser’s sole discretion.  Such e-mail shall give customers the option to opt-in to receive marketing materials with respect to such business, and within forty-five (45) days from the date on which such e-mail is sent by Corey P. Schlossmann, Mr. Schlossmann shall provide the Purchaser with a true, correct and complete list of all customers that elected to opt-in under such e-mail.  The restrictions contained in (y) above shall not apply to any customers that elected to opt-in under such e-mail, as evidenced by the list provided to the Purchaser.  In connection with the foregoing, the accounting practice of Member, Corey P. Schlossmann shall not be subject to the provisions of this Section 6.3, provided, however, that he agrees not to provide accounting services to any business or Person that engages in Restricted Services.

(b)           For a period of seven (7) years following the Closing, the Company shall not, and shall cause its Affiliates not to, and no Member shall, directly or indirectly solicit, recruit, hire or offer to hire, induce or attempt to induce or otherwise counsel, advise, ask or encourage any person who is a Hired Employee to leave the employ of the Purchaser or to accept employment with another employer or as an independent contractor.  The foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Hired Employees; or (ii) the Company or any of its Affiliates from soliciting, recruiting or hiring any Hired Employee who has ceased to be employed or retained by the Purchaser for at least twelve (12) months.

(c)           The parties hereto acknowledge and agree that, in the event of a breach of the covenants set forth in Sections 6.3(a) or (b) above, the Purchaser shall have the right, pursuant to the Lease Documents, to terminate any or all of the leases represented by the Lease Documents; provided, however, that if a breach of the covenants set forth in Sections 6.3(a) or (b) above is not material or intentional, the Purchaser shall, within seventy-five (75) days of the date Purchaser becomes aware of an immaterial and unintentional breach, first give written notice of such unintentional and immaterial breach to the breaching party, who shall have a period of twenty (20) Business Days following receipt of such written notice to cure completely such breach to the satisfaction of the Purchaser, in its sole and absolute discretion, and if such cure is effected within such time period, then the Purchaser shall not have the right to terminate any or all of the leases represented by the Lease Documents.  If the Purchaser has so determined that an immaterial and unintentional breach has not been so cured, the Purchaser shall give written notice thereof to the breaching party within seventy-five (75) days of the expiration of the aforementioned twenty (20) Business Day cure period.  The Purchaser shall exercise such right of termination by providing no less than seventy-five (75) days’ written notice to the applicable landlord(s), and such written notice shall be provided to the applicable landlord(s) within (i) one (1) year of the date that the Purchaser becomes aware of a material or intentional breach, and/or (ii) one (1) year from the date the Purchaser notifies the Seller or the applicable Member in writing that the Seller or the applicable Member has failed to cure an immaterial and unintentional breach.  For the purposes of this Section 6.3(c), a material breach of the covenants set forth in Sections 6.3(a) or (b) shall include, but not be limited to, the receipt by a breaching party of any sum, regardless of amount, as a result of the activities constituting such a breach.

(d)           The Company and each Member acknowledge that the covenants of the Company and the Members set forth in this Section 6.3 are an essential element of this Agreement and that any breach by the Company or the Members of any provision of this Section 6.3 will result in irreparable injury to the Purchaser.  The Company and each Member acknowledge that in the event of such a breach, in addition to all other remedies available at law, the Purchaser shall be entitled to equitable relief, including, but not limited to, injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.  The Company and each Member have independently consulted with its, his or her respective counsel and after such consultation agree that the covenants set forth in this Section 6.3 are reasonable and proper to protect the legitimate interest of the Purchaser.

(e)           If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 6.3 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Company’s and each Member’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Purchaser the benefits of this Agreement, and such court shall reform the covenants set forth in this Section 6.3 to make them enforceable to the maximum extent permissible.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 6.3 because taken together they are more extensive than necessary to assure to the Purchaser the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(f)            For the avoidance of doubt, the parties acknowledge and agree that if the duration of the covenants set forth in Sections 6.3(a) or (b) above is shortened for any reason whatsoever other than the agreement of the parties (including as a result of a court of competent jurisdiction limiting the duration of such covenants), then the Purchaser shall have the right, pursuant to the Lease Documents to terminate any or all of the leases represented by the Lease Documents, effective at any time at or following the expiration of the revised or reformed duration of the covenants set forth in Section 6.3(a) and; provided, however, that such termination right shall not be exercisable by the Purchaser if all of the parties bound by the covenants set forth in Sections 6.3(a) and (b) continue, notwithstanding the change in such duration, to comply with the covenants set forth in Sections 6.3(a) or (b) for the time periods originally set forth in such sections (i.e., for a period of seven (7) years from the Closing Date).

6.4.          Employment.

(a)           The Purchaser, or an Affiliate of the Purchaser, shall offer employment to Employees of the Business selected by the Purchaser in its discretion, and the Company shall terminate such employees immediately prior to the Closing.  Such employment shall be at will and subject to terms and conditions imposed by the Purchaser, including, but not limited to, at the Purchaser’s election, the Employee’s agreement to confidentiality, non-disclosure, non-competition and/or non-solicitation covenants.  All Employees of the Business who accept employment with the Purchaser or an Affiliate of the Purchaser shall be referred to herein as “Hired Employees.”  To the extent permitted by Applicable Law, the Purchaser shall offer Hired Employees employee benefits on a basis which is substantially comparable to those offered to the Purchaser’s similarly-situated employees.  Nothing contained in this Agreement shall limit the Purchaser’s ability to modify or terminate, in accordance with Applicable Law, the employment of the Hired Employees or their terms and conditions of employment.  Nothing contained in this Agreement shall create any third party beneficiary rights in any Transferring Employee, any beneficiary or dependents thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferring Employee by the Purchaser or under any benefit plan that the Purchaser may maintain.

(b)           From and after the Closing Date, the Purchaser shall grant all Hired Employees credit for all service (to the same extent as service with the Purchaser is taken into account with respect to similarly situated employees of the Purchaser) with the Company prior to the Closing for (i) eligibility and vesting purposes, and (ii) for purposes of vacation accrual after the Closing as if such service with the Purchaser was service with the Company.  Subject to the approval of any insurance carrier and to the extent consistent with Applicable Law and Tax qualification requirements, the Purchaser shall cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group medical plans to be waived with respect to the Hired Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles and offsets (or similar payments) made during the applicable plan year before the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirement under any Purchaser employee benefit programs in which they are eligible to participate on and after the Closing Date.

(c)           The Company shall comply with the requirements of the WARN Act or any similar state, provincial or local law with respect to any “plant closing” or “mass layoff”, as those terms are defined in the WARN Act or such other Applicable Law, which may result from the Company’s termination of the employment of any Employees, if applicable.

(d)           In addition to the foregoing, (i) pursuant to a separate agreement between Purchaser and Paula A. Delgado, Purchaser shall offer to employ Paula A. Delgado for a period commencing on the Closing Date and continuing for a period of six (6) months, or such shorter period as the Purchaser may determine in its sole discretion; and (ii) Purchaser shall enter into the Consulting Agreement with Member Corey P. Schlossmann pursuant to the terms of Exhibit I.

6.5.          Payment of Liabilities.  After the Closing, the Company shall pay or otherwise satisfy any Excluded Liabilities not satisfied at Closing.  For the period ending forty-eight (48) months after the Closing, prior to adopting any proposal to dissolve the Company, (a) the Company’s managers or the Members shall provide to the Purchaser a copy of the Company’s plan to discharge the Company’s liabilities in connection with the dissolution of the Company, including, but not limited to, the Excluded Liabilities, and (b) the Company shall obtain the Purchaser’s approval of such plan, such approval not to be unreasonably withheld or delayed.  After the requirements of the preceding sentence are satisfied, if applicable, the Company shall thereafter provide to the Purchaser evidence of the satisfaction of all such Excluded Liabilities that were not satisfied on or prior to the Closing.

6.6.          Tax Matters.

(a)           The Purchaser and the Company shall cooperate in preparing, executing and filing use, sales, real estate, transfer and similar Tax Returns relating to the purchase and sale of the Acquired Assets or the Business.  Such Tax Returns shall be prepared in a manner that is consistent with the determination of the fair market values allocated to the Acquired Assets as contemplated by Section 2.6.  All sales, transfer, documentary, stamp, recording and similar Taxes incurred in connection with the purchase and sale of the Assets (“Transfer Taxes”) shall be paid by the Company, subject to Section 2.8 hereof.

(b)           Any payments made pursuant to Section 9.2 of this Agreement shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated as such by the Purchaser and the Company on their Tax Returns to the extent permitted by law.

6.7.          Refunds and Remittances.  After the Closing: (a) if the Company or any of its Affiliates receive any refund or other amount that is an Acquired Asset or is otherwise properly due and owing to the Purchaser in accordance with the terms of this Agreement, the Company shall promptly remit, or shall cause to be remitted, such amount to the Purchaser, and (b) if the

Purchaser receives any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to the Company or any of its Affiliates in accordance with the terms of this Agreement, the Purchaser shall promptly remit, or shall cause to be remitted, such amount to the Company.   If either party receives a payment from a customer that cannot be identified to a specific invoice or obligation, the recipient shall inquire of the customer as to the intended application thereof and, lacking a response, the payment shall be applied to the post-Closing outstanding invoices or obligations first, and then to pre-Closing outstanding invoices or obligations.

6.8.          Power of Attorney.  The Company hereby constitutes and appoints the Purchaser the true and lawful attorney-in-fact of the Company, with full power of substitution, in the name of the Company, but for the benefit of the Purchaser (provided, however, that the Company’s obligations will not in any way be limited as a result of the Purchaser undertaking such expense) following the Closing to (a) perfect the transfer of Acquired Assets from the Company to the Purchaser, (b) collect money that has been earned and to which the Purchaser is entitled to,  and (c) endorse, without recourse, the name of the Company on any check or other evidence of indebtedness received by the Purchaser on account of any Acquired Asset or Retained Receivable, subject to the provisions of Section 6.1 hereof.  The Company acknowledges that such powers are coupled with an interest and shall not be revocable by it in any manner or for any reason, including, but not limited to, its dissolution, and that the Purchaser shall be entitled to retain for its own account any amounts collected pursuant to such powers, including, but not limited to, any amounts payable as interest in respect thereof.  Such powers shall be granted by such powers of attorney and other instruments as shall be reasonably requested by the Purchaser.

6.9.          Customer and Other Business Relationships.  During the term of the Consulting Agreement and for an additional twelve (12) months thereafter, Member Corey P. Schlossmann shall, in accordance with the terms of the Consulting Agreement (but without limiting the terms of the Consulting Agreement), cooperate with the Purchaser in its efforts to continue and maintain for the benefit of the Purchaser those business relationships of the Company existing prior to the Closing relating to the Business, including, but not limited to, relationships with lessors, Hired Employees, Governmental Authorities, licensors, customers, suppliers and others, and the Company will satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships.  None of the Members or the Company, nor any of its officers, Employees, Representatives or Affiliates, shall take any action that would tend to diminish the value of the Acquired Assets after the Closing or that would interfere with the business of the Purchaser to be engaged in after the Closing, including, but not limited to, disparaging the name or business of the Purchaser; provided, however, that the foregoing shall not prohibit (a) Corey P. Schlossmann from prosecuting or defending any claims under this Agreement, or (b) the landlords under the Lease Documents from prosecuting or defending any claims under such Lease Documents.

6.10.        Prohibition on Use.  From and after the Closing Date, the Company and the Members shall not use, directly or indirectly, any trademarks, trade names or domain names or addresses, including, but not limited to, corporate names, symbols or identifiers included in Business Intellectual Property, any derivatives thereof or any marks confusingly similar thereto.  Without limiting the generality of the foregoing, the Company shall change its name to remove the phrase “TruckCenter.com” therefrom within ten (10) Business Days following the Closing Date, and the Company shall deliver evidence of such name change to Purchaser.

6.11         Delivery of and Payment for Phase I Reports.  Promptly following receipt of the reports of the Phase I environmental investigations referred to in Section 7.2(j) hereof, the Company shall deliver true, correct and complete copies of such reports to the Purchaser.  The Purchaser and the Company have agreed to share equally in the costs of such Phase I reports.

6.12         Remediation of Environmental Conditions.  (a)  Anything in this Agreement to the contrary notwithstanding, the Company and Member Corey P. Schlossmann shall be solely responsible for and shall remediate, or cause to be remediated, each environmental condition at the properties where the Business is conducted if such condition exists as of the Closing Date, arises from or relates to periods prior to the Closing Date, or is identified in the Phase I environmental investigation reports to be delivered by the Seller to the Purchaser provided in any case such remediation (i) is required by Applicable Law (subject to the Company’s right to contest such requirement to or with the applicable Governmental Authority), or (ii) is reasonably determined by the Purchaser to be necessary in order to allow the Purchaser’s future operation and/or expansion of the Business at such properties (but not new activities of Purchaser unrelated to the Business).  If pursuant to the first sentence of this Section 6.12, Purchaser in its reasonable discretion determines it is necessary to alter the current vehicle washing procedures at one or more of the Leased Properties in order to contain and/or pretreat wastewater from vehicle washing activities, Purchaser shall determine a reasonable alternative to the current vehicle washing and wastewater practices.  If Purchaser determines that the most reasonable alternative to current practice is the installation and operation of a wash mat containment and treatment system (the “Mat System”), Purchaser shall notify the Company, member Corey P. Schlossmann and the lessor of such Leased Property in writing of such determination.  After receipt of such notice, the Company, Member Corey P. Schlossmann or the lessor of such Leased Property shall, at its or his sole cost and expense, promptly install (or cause to be installed) at a place designated by Purchaser at such Leased Property, a Mat System reasonably acceptable to Purchaser.  The party installing such Mat System shall own the Mat System and shall be responsible, at its or his sole cost and expense, for the maintenance, repair and replacement of the Mat System, and Purchaser, shall have the right to use the Mat System and shall be responsible, at its sole cost and expense, for the labor and benefit costs of Purchaser’s employees, contractors and independent contractors who perform vehicle washing activities using the Mat System.

(b)  In the event that a Governmental Authority notifies Purchaser in writing that remediation is required at any of the properties where the Business is conducted, Purchaser shall promptly notify the Company and Member Corey P. Schlossmann of same.  Purchaser also shall reasonably cooperate with the Company and Member Corey P. Schlossmann with respect to any remediation which is performed or caused to be performed by the Company or Member Corey P. Schlossmann at any of the properties where the Business is conducted.

6.13         Name Change.  From and after the Closing Date, the Company shall cease all use of the name “Truckcenter.com” and all derivations thereof except as directed by the Purchaser for the purposes of effectuating the terms of Section 2.12 hereof.  Within five (5) Business Days following receipt by the Purchaser in its name of all licenses and permits equivalent to the Permits, the Company shall take all necessary steps, company, statutory or otherwise, in order to change its company name to remove all reference to “Truckcenter.com,” or any derivative thereof, and cease using such name, or any derivative thereof.

6.14         Maintenance of Individual Assets.  Following the Closing Date and for the purpose of enabling Member Corey P. Schlossmann to perform his indemnification obligations hereunder, Member Corey P. Schlossmann shall not transfer any of his separate property to his spouse and shall maintain separate property assets sufficient in value to satisfy his indemnification obligations hereunder; provided, however, that the foregoing shall not (a) give Purchaser the right, in the absence of a judgment against Member Corey P. Schlossmann in favor of Purchaser, to audit or otherwise examine Member Corey P. Schlossmann’s financial condition or assets following the Closing Date, (b) prohibit transfers to a trust of which Member Corey P. Schlossmann is both the trustor and trustee and whose assets are available for satisfaction of Member Corey P. Schlossmann’s indemnification obligations hereunder, or (c) prohibit transfers through a will or trust upon the death of Member Corey P. Schlossmann.

ARTICLE VII
CONDITIONS TO CLOSING

7.1.          Conditions to Obligations of the Company.  The obligations of the Company and the Members to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, either of which may be waived in writing by the Company in its sole discretion:

(a)           Representations, Warranties and Covenants.  The representations and warranties of the Purchaser contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality, which representations and warranties shall be true and correct in all respects) both as of the Effective Date and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date.  The Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it the Closing.   The Company shall have received from the Purchaser a certificate to the effect set forth in this Section 7.1(a) signed by an executive officer thereof.

(b)           Deliveries.  The Company shall have received an executed copy of each of the documents listed in Section 2.11 and the certificate described in Section 7.1(a).

7.2.          Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(a)           Representations, Warranties and Covenants.  The representations and warranties of the Company and the Members contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect to any supplement to the Company Disclosure Schedule delivered after the Effective Date) shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) both as of the Effective Date and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date.  The Company and the Members shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing.  The Purchaser shall have received from the Company a certificate to the effect set forth in this Section 7.2(a) signed by an executive officer thereof and from the Members a certificate to the effect set forth in this Section 7.2(a).

(b)           Consents and Approvals.  All Material Consents shall have been received and shall be satisfactory in form and substance to the Purchaser in its sole discretion.

(c)           No Litigation.  No Proceeding (except Proceedings between the parties arising out of this Agreement, if applicable) shall have been commenced or threatened by or before any Governmental Authority that, in the reasonable, good faith determination of the Purchaser, is reasonably likely to (i) prohibit or impose limitations on the Purchaser’s ownership or operation of all or a material portion of the Business or the Acquired Assets or any of its other businesses or assets (or those of any of its Subsidiaries or Affiliates) or (ii) impose limitations on the ability of Purchaser or its Affiliates, or render the Purchaser or its Affiliates unable, effectively to control the Business or the Acquired Assets in any material respect.

(d)           Deliveries.  The Purchaser shall have received an executed copy of each of the documents listed in Section 2.10 and the certificates described in Section 7.2(a).

(e)           No Material Adverse Effect.  There shall not have occurred any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company or the Business.

(f)            Certain Contracts.  The Assumed Contracts set forth on Schedule 7.2(f) shall be in full force and effect as of the Closing Date and none of the parties thereto shall have notified the Company of its intent to terminate any of such contracts.

(g)           Certain Employees.  The Employees set forth on Schedule 7.2(g) shall have executed an Offer Letter accepting an offer of employment from the Purchaser.

(h)           Damage to Inventory.  The parties shall have agreed in writing to the value of damage to Inventory which shall have occurred since the Effective Date (the “Inventory Damage Amount”).

(i)            Resolution of License Violations.  All license and other violations identified on Schedule 3.19(c) shall be fully and finally resolved and remediated to the satisfaction of the Purchaser, in its sole discretion.

(j)            Phase I Reports.  The Seller shall have ordered Phase I environmental investigations of each of the sites at which the Seller operates the Business, and delivered, or caused to be delivered, to the Purchaser written confirmation that such investigations have been ordered.

(k)           Equipmentfacts Agreement.  The Seller shall have entered into a non-exclusive online bidding provider contract with Equipmentfacts, LLC on terms and with conditions that are acceptable to the Purchaser in its sole discretion.

ARTICLE VIII
TERMINATION

8.1.          Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the Purchaser and the Company;

(b)           (i) by the Company, if the Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VII, (B) with respect to failure to perform any covenant, such covenant cannot be or has not been cured within fifteen (15) days following delivery by Purchaser of written notice of such failure to perform, and (C) has not been waived by the Company, or (ii) by the Purchaser, if the Company or any Member breaches or fails to perform in any respect any of their respective representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VII, (B) with respect to failure to perform any covenant, such covenant cannot be or has not been cured within fifteen (15) days following delivery by the Company of written notice of such failure to perform, and (C) has not been waived by the Purchaser;

(c)           (i) by the Company, if any of the conditions set forth in Article VII shall have become incapable of fulfillment prior to July 2, 2011 or (ii) by the Purchaser, if any of the conditions set forth in Article VII shall have become incapable of fulfillment prior to July 2, 2011; provided that the right to terminate this Agreement pursuant to this Section 8.1 shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;

(d)           by either the Company or the Purchaser if the Closing shall not have occurred by July 2, 2011; provided that the right to terminate this Agreement under this Section 8.1 shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(e)           by either the Company or the Purchaser in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party so requesting termination shall have used its best efforts, in accordance with Section 2.5(a), to have such order, decree, ruling or other action vacated; or

(f)            by the Purchaser, if between the date hereof and the Closing, an event or condition occurs that has resulted or is reasonably likely to result in a Material Adverse Effect.

The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other parties.

8.2.          Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except for the provisions of Sections 3.28 (No Brokers), 5.2 (Access to Information), 5.5 (Public Announcements), 9.7 (Members’ Representative), 10.1 (Binding Effect; Assignment), 10.2 (Notices), 10.3 (Governing Law), 10.12 (Dispute Resolution), 10.14 (Expenses), and this Section 8.2; provided that nothing herein shall relieve any party from liability for any breach of this Agreement or any Ancillary Agreement.

ARTICLE IX
INDEMNIFICATION; ESCROW

9.1.          General Survival.  The representations and warranties of the parties contained in this Agreement or in any certificate and other writing delivered pursuant to this Agreement shall survive the Closing until the date that is twelve (12) months following the Closing Date, except for (a) the representation and warranty contained in each of Sections 3.11 (Taxes), 3.15 (Permits) and 3.27 (Solvency), which shall survive the Closing until the 120th calendar day following the expiration of the applicable federal or state statute of limitation (including extensions thereof) with respect to the liabilities in question; (b) the representations and warranties contained in Sections 3.1 (Organization), 3.3 (Authorization), 3.4 (Title to Assets), 3.28 (No Brokers), 4.1 (Organization), 4.2 (Authorization) and 4.5 (No Brokers) shall survive the Closing indefinitely; and (c) the representations and warranties contained in Section 3.12 (Environmental Matters) and Section 3.19 (Intellectual Property; Software) shall survive the Closing until the fifth (5th) anniversary of the Closing Date.  Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the inaccuracy of such representation or warranty giving rise to such right of indemnity shall have been given to the party from whom such indemnity may be sought before such time.  The covenants and agreements of the parties contained in this Agreement shall survive indefinitely.

9.2.          Indemnification.

(a)           The Company and Member Corey P. Schlossmann shall jointly and severally indemnify the Purchaser and its Affiliates, subsidiaries, members, officers, directors,

managers, employees, Representatives, agents, successors and assigns (collectively, the “Purchaser Indemnitees”) (provided, however, that the stockholders of the Purchaser’s parent company, Liquidity Services, Inc., shall not be Purchaser Indemnitees) against, and hold each of the Purchaser Indemnitees harmless from, and shall reimburse each of them for, any and all Losses alleged against, incurred by, resulting from, arising out of, relating to, imposed upon or incurred by any Purchaser Indemnitee by reason of:

(i)            any inaccuracy in, misrepresentation or breach of any representation or warranty made by the Company or any Member contained in this Agreement or any Ancillary Agreement (disregarding any qualification or exception contained in such representation or warranty relating to materiality or Material Adverse Effect);

(ii)           any breach of any covenant or agreement by the Company or any Member contained in this Agreement or any Ancillary Agreement;

(iii)          any Excluded Liabilities or Excluded Assets;

(iv)          the Purchaser’s operation of the Business without the Permits during the six (6) month period commencing on the Closing Date; provided, however, that neither the Company nor Corey P. Schlossmann shall be responsible for Losses primarily caused by any action or inaction of Purchaser (other than proceeding with the Closing without having obtained all licenses and permits equivalent to the Permits);

(v)           all environmental conditions of the properties at which the Business is conducted as of the Closing Date, including, but not limited to, (A) such conditions resulting from the presence of Hazardous Materials at such properties, and (B) such conditions identified in the Phase I environmental investigation reports referred to in Section 7.2(j) hereof, in each case regardless of whether any such conditions constitute a breach of the representations and warranties contained herein or a violation of Environmental Law; or

(vi)          the Inventory Damage Amount.

For purposes of this Agreement, the term “Losses” means any and all judgments, settlements, deficiencies, demands, claims, suits, actions or causes of action, assessments, administrative proceedings (including, but not limited to, informal proceedings), investigations, audits, liabilities, losses, damages (whether direct, indirect, incidental or consequential), interest, applicable Taxes, fines, penalties, diminution in value, costs, expenses (including, but not limited to, reasonable legal, accounting and other fees, costs and expenses of professionals and other reasonable out-of-pocket costs incurred in investigating, preparing or defending the foregoing), whether or not involving a third-party claim, and interest on any of the foregoing from the date incurred until paid at a rate equal to the prime rate in effect on the date incurred at Citibank, N.A. in New York, in each case as calculated by the Purchaser.  Payments by an indemnified party of amounts for which such indemnified party is indemnified hereunder shall not be a condition precedent to recovery.

(b)           Any claims for indemnification hereunder must be set forth in writing and be received by the Company not later than the expiration of the applicable survival period (an “Indemnification Claim”).

(c)           No Purchaser Indemnitee shall be entitled to indemnification hereunder pursuant to Section 9.2(a)(i) for any Losses until the aggregate amount of all Losses under all claims of all the Purchaser Indemnitees pursuant to Section 9.2(a)(i) shall exceed $35,000 (the “Threshold”), at which time all such Losses incurred in excess of the Threshold shall be subject to indemnification hereunder in full; provided, however, that any Indemnification Claim pursuant to Section 9.2(a)(i), with respect to the breach of any Fundamental Representation shall be indemnifiable in full up to the amount  of the aggregate consideration paid pursuant to this Agreement (i.e., the Base Consideration together with the Earn-Out Payments, if applicable) without regard to the Threshold.

(d)           No Purchaser Indemnitee shall be entitled to indemnification hereunder pursuant to Section 9.2(a)(i) for any Losses that exceed thirty percent (30%) of the aggregate consideration paid pursuant to this Agreement (i.e., the Base Consideration, together with the Earn-Out Payments, if applicable) (the “Cap”) provided, however, that any Indemnification Claim pursuant to Section 9.2(a)(i) with respect to the breach of any Fundamental Representation shall be indemnifiable in full up to the amount  of the aggregate consideration paid pursuant to this Agreement (i.e., the Base Consideration together with the Earn-Out Payments, if applicable).

(e)           Notwithstanding the foregoing or anything in this Agreement to the contrary, the limitations set forth in subsections (c) and (d) above shall not be applicable with respect to any claims for Losses by any Purchaser Indemnitee against the Company or any Member resulting from common law fraud (applying the proof standard for common law fraud under applicable New York law) or similar statutory provisions, or intentional misrepresentation or intentional breach.

9.3.          Procedures.

(a)           In order for a Purchaser Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any third party against the Indemnified Party (a “Third Party Claim”), such Purchaser Indemnitee shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Purchaser Indemnitee of written notice of the Third Party Claim attaching, if applicable, a copy of such Third Party Claim.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)           If the Indemnifying Party acknowledges in writing its obligation to indemnify the Purchaser Indemnitee against any and all Losses that may result from a Third Party Claim pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Purchaser Indemnitee within ten (10) Business Days of receipt of notice from the Purchaser Indemnitee of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Purchaser Indemnitee.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Purchaser Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof.  If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 9.3(b), the Purchaser Indemnitee shall have the sole right to assume the defense of and to settle such Third Party Claim on reasonable terms and conditions.  If the Indemnifying Party assumes the defense of such Third Party Claim, the Purchaser Indemnitee shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Purchaser Indemnitee unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party, or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Purchaser Indemnitee and the Indemnifying Party, and the Purchaser Indemnitee reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Purchaser Indemnitee may present such counsel with a conflict of interest.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Purchaser Indemnitee shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Purchaser Indemnitee’s possession or under its control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Purchaser Indemnitee, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (x) involves a finding or admission of wrongdoing, (y) does not include an unconditional written release by the claimant or plaintiff of the Purchaser Indemnitee from all liability in respect of such Third Party Claim, or (z) imposes equitable remedies or any obligation on the Purchaser Indemnitee other than solely the payment of money damages for which the Purchaser Indemnitee will be indemnified hereunder.

(c)           The indemnification required hereunder in respect of a Third Party Claim shall be made by prompt payment by the Indemnifying Party of the amount of Losses in connection therewith, as and when bills are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party.

(d)           No Indemnifying Party shall be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by a Purchaser Indemnitee.

(e)           Notwithstanding the provisions of Section 9.3(b), each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an action in respect of a Third Party Claim is brought against any Purchaser Indemnitee for purposes of any claim that a Purchaser Indemnitee may have under this Agreement with respect to such action or the matters alleged therein and agrees that process may be served on the Indemnifying Party with respect to such claim anywhere.

(f)            In the event any Purchaser Indemnitee should have a claim against an Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Purchaser Indemnitee, the Purchaser Indemnitee shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX, except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Purchaser Indemnitee otherwise than pursuant to this Article IX.

(g)           If the Indemnifying Party does not notify the Purchaser Indemnitee within ten (10) Business Days following the Indemnifying Party’s receipt of an Indemnification Claim that the Indemnifying Party disputes its liability thereunder, the claim specified in such Indemnification Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid upon demand of the Purchaser Indemnitee by the Indemnifying Party or by the Escrow Agent pursuant to the Escrow Agreement, as applicable.  If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed in the Indemnification Claim, such lesser amount shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid upon demand of the Purchaser Indemnitee by the Indemnifying Party or by Escrow Agent pursuant to the Escrow Agreement, as applicable, without prejudice to or waiver of the Indemnified Party’s claim for the difference.  If the Indemnifying Party notifies the Purchaser Indemnitee in writing within ten (10) Business Days following the Indemnifying Party’s receipt of an Indemnification Claim that the Indemnifying Party disputes all or a portion of its liability thereunder, either party may seek to resolve the matter in accordance with the terms of Section 10.12 hereof; provided, however, that the fourteen (14) calendar day period referred to in Section 10.12(b) shall be reduced to five (5) calendar days.

9.4.          Remedies Not Affected by Investigation, Disclosure or Knowledge.  No investigation conducted by or on behalf of any party at any time and no disclosure provided to knowledge of any party with respect to any event, condition or circumstance that renders inaccurate any representation or warranty or reveals the occurrence of a breach of any covenant of any other party contained in this Agreement or any Ancillary Agreement shall be deemed to be a waiver of, or to relieve such other party of any liability for, (a) the breach of any such representation, warranty or covenant, (b) the nonfulfillment of any of the conditions set forth in this Article IX, or (c) any rights to indemnification or other remedy arising in connection therewith.  The Purchaser hereby expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any such breach notwithstanding any investigation or, disclosure as described herein.

9.5.          Escrow Fund.  The Purchaser hereby agrees that prior to the termination of the Escrow Fund it shall first seek a remedy from the Escrow Fund, to the extent of the amount then held in the Escrow Fund with respect to any indemnification claim asserted hereunder before seeking to recover any Losses directly from an Indemnifying Party.  Subject to the following requirements, and subject to the terms of the Escrow Agreement, the Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., Washington, D.C. time, on the Escrow Termination Date; provided that the Escrow Fund shall not terminate on such date with respect to such remaining portion of the Escrow Fund (or some portion thereof) that is subject to any then pending Indemnification Claims, including, but not limited to,

Indemnification Claims based on a Third Party Claim that have not been finally adjudicated or settled, for which notice is delivered to the Escrow Agent prior to the Escrow Termination Date.  After the Escrow Termination Date and as soon as each pending Indemnification Claim has been resolved, the Escrow Agent shall distribute from the Escrow Fund, in accordance with the terms of the Escrow Agreement, the balance of the amount held in respect of such Indemnification Claim to the Company.  After release of the Escrow Fund, or if the entire amount of the Escrow Fund is subject to pending Indemnification Claims, subject to the limitations provided in this Agreement, the Purchaser Indemnitees may seek to recover Losses from the Indemnifying Parties directly.  No provision of the Escrow Agreement shall limit the Purchaser Indemnitees’ rights to seek injunctive relief or other rights or remedies to which the Purchaser Indemnitees’ are or may be entitled, at law or equity, under this Agreement.

9.6.          Right of Set-Off.  In addition to any rights of a Purchaser Indemnitee to recover amounts due to it from any Indemnifying Party and from the Escrow Fund, the Purchaser shall be entitled to set-off all amounts due to any Purchaser Indemnitee from any Earn-Out Payment due to the Company.  In the event that the Purchaser exercises its foregoing right of set-off, the Indemnifying Party shall be released from its indemnification obligations only to the extent of the funds actually set-off by the Purchaser.

9.7.          Members’ Representative.

(a)           Appointment of Members’ Representative.  Upon execution of this Agreement by the Members, effective as of the Effective Date and without any further action by the Members, Corey P. Schlossmann will be appointed as agent and attorney-in-fact (the “Members’ Representative”) for each Member.  The Members’ Representative shall have full power and authority to represent all of the Members and their heirs, personal representatives, administrators and successors with respect to all matters arising under this Agreement and the Ancillary Agreements to which the Members are parties (collectively, the “Representative Agreements”) and all actions taken by the Members’ Representative hereunder and thereunder shall be binding upon Members and their heirs, personal representatives, administrators and successors as if expressly confirmed and ratified in writing by each of them.  The Members’ Representative shall take any and all actions which he believes are necessary or appropriate under this Agreement and the Representative Agreements for and on behalf of the Members, as fully as if the Members were acting on their own behalf, including, but not limited to, defending all Indemnification Claims against the Members pursuant to Article IX, consenting to, compromising or settling all Indemnification Claims, conducting negotiations with the Purchaser and its agents regarding such claims, dealing with the Purchaser under this Agreement and the Representative Agreements with respect to all matters arising hereunder and thereunder, taking any and all other actions specified in or contemplated by this Agreement and the Representative Agreements, and engaging counsel, accountants or other Members’ Representatives in connection with the foregoing matters.  Without limiting the generality of the foregoing, the Members’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Representative Agreements and to consent to any amendment hereof or thereof on behalf of all such Members and such heirs, personal representatives, administrators and successors.  The Members’ Representative shall act as promptly as reasonably possible in carrying out his duties.

(b)           Indemnification of Members’ Representative.  The Members’ Representative shall be, and hereby is, indemnified and held harmless, jointly and severally, by the Members from all losses, costs and expenses (including, but not limited to, reasonable attorneys’ fees) that may be incurred by the Members’ Representative as a result of the Members’ Representative’s performance of his duties under this Agreement and the Representative Agreements, provided that the Members’ Representative shall not be entitled to indemnification for losses, costs or expenses that result from any action taken or omitted by the Members’ Representative as a result of his willful misconduct or gross negligence.

(c)           Reasonable Reliance.  In the performance of his duties hereunder, the Members’ Representative shall be entitled to rely upon any document or instrument reasonably believed by him to be genuine, accurate as to content and signed by any Member or the Purchaser.  The Members’ Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(d)           Attorney-in-Fact.  The Members’ Representative shall be hereby appointed and constituted by the Members the true and lawful agent and attorney-in-fact of each Member, with full power in his name and on his behalf to act according to the terms of this Agreement and the Representative Agreements in the absolute discretion of the Members’ Representative; and in general to do all things and to perform all acts including, but not limited to, executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Escrow Agreement.  This power of attorney and all authority conferred shall be granted and shall be irrevocable, coupled with an interest and shall not be terminated by any act of any Member, by operation of law, whether by such Member’s death, disability, protective supervision or any other event.  Each Member shall waive any and all defenses which may be available to contest, negate or disaffirm the action of the Members’ Representative taken in good faith.  Notwithstanding the power of attorney granted pursuant to this Section 9.7, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Members having signed or given such agreement, instrument, acknowledgement or other act or document directly instead of the Members’ Representative.

(e)           Orders.  The Members’ Representative is authorized, in his sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to this Agreement and the Ancillary Agreements, including, but not limited to, with respect to the Escrow Fund.  Without limiting the generality of the foregoing, if any portion of the Escrow Fund is disbursed to the Members’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Members’ Representative is authorized, in his sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which he is advised by legal counsel selected by him is binding upon him without the need for appeal or other action; and if the Members’ Representative complies with any such order, writ, judgment or decree, he shall not be liable to any Member or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(f)            Cessation of Duties or Removal of Members’ Representative; Authority of Successor Members’ Representative.  Members who in the aggregate hold at least a majority of the Company Membership Interests as of the Closing Date shall have the right at any time to (i) appoint a successor Members’ Representative upon the resignation, disability or death of the then-acting Members’ Representative, and (ii) remove the then-acting Members’ Representative and appoint a successor Members’ Representative; provided, however, that neither such removal of the then-acting Members’ Representative nor such appointment of a successor Members’ Representative shall be effective until the delivery to the Purchaser and, during the term of the Escrow Agreement, to the Escrow Agent of executed counterparts of a writing signed by each such Member with respect to such removal and appointment, together with an acknowledgment signed by the successor Members’ Representative appointed in such writing that he or she accepts the responsibility of successor Members’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Members’ Representative.  Each successor Members’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Members’ Representative, and the term “Members’ Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Members’ Representative.

ARTICLE X
MISCELLANEOUS

10.1         Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, in accordance with the terms hereof, and nothing in this Agreement is intended to or shall confer upon any other Person, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company or the Members without the prior written consent of the Purchaser, or by the Purchaser without the prior written consent of the Company and the Members’ Representative, except that the Purchaser may, without such consent, assign its rights hereunder, to one of its Affiliates; provided, however, that no such assignment shall release the Purchaser from any of its obligations under this Agreement.

10.2         Notices.  All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt or, in the case of a facsimile, upon confirmation of receipt) by delivery in person, by facsimile, by recognized overnight delivery service, or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Purchaser:	Youk Acquisition Partners, LLC
c/o Liquidity Services, Inc.

1920 L. Street, N.W., 6th Floor
Washington, DC 20036
Attention: James Williams, Esq.,
Vice President, General Counsel and
Secretary
Fax: (202) 467-4030

with copies to:	Babst Calland Clements and Zomnir, P.C.
Two Gateway Center, 6th Floor
Pittsburgh, PA 15222
Attention: Joseph S. Koscinski, Esquire
Peter J. Veltri, Esquire
Fax: (412) 394-6576

if to the Company:	Truckcenter.com, LLC
20130 Via Cellini
Porter Ranch, CA 91326
Attention: Corey P. Schlossmann
Fax: (951) 344-2207

with a copy to:	Parker Milliken Clark O’Hara & Samuelian, a professional corporation
555 S. Flower Street, 30th Floor
Los Angeles, CA 90071
Attention: Richard D. Robins, Esq.
Fax: (213) 683-6669

if to Members’
Representative:	Corey P. Schlossmann
20130 Via Cellini
Porter Ranch, CA 91326
Fax: (951) 344-2207

with a copy to:	Parker Milliken Clark O’Hara & Samuelian
555. S. Flower Street, 30th Floor
Los Angeles, CA 90071
Attention: Richard D. Robins, Esq.
Fax: 213 683 6669

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

10.3.        Governing Law.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law thereof.

(b)           Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the Northern District of Texas, or, if such court does not have subject matter jurisdiction, the courts of the State of Texas located in the city of Ft. Worth, Texas, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding, and each of the parties waives any objection that it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in any such court and waives personal service of any and all process upon it, and consent to all such service of process made in the manner set forth in Section 10.2.  Nothing contained in this Section 10.3(b) shall affect the right of any party to serve legal process on any other party in any other manner permitted by law.

10.4.        Entire Agreement; Amendments; Third Party Beneficiary.  This Agreement (including the Company Disclosure Letter (and any amendments or supplements thereto) and the Exhibits hereto), the Ancillary Agreements and the Confidentiality Agreement (which shall survive and not be superseded hereby only with respect to the disclosures of employee information described in Sections 3.13(f) and 3.13(g) hereof) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof.  This Agreement (including the Company Disclosure Letter) may be amended only by an instrument in writing signed on behalf of the parties hereto.  Except as specifically provided in this Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

10.5.        Counterparts.  This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.6.        Severability.  If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision that is legal, valid and enforceable.  Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

10.7.        Descriptive Headings; Section References.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  All references herein to Articles, Sections, subsections, paragraphs and clauses are references to Articles, Sections, subsections, paragraphs and clauses, respectively, of this Agreement unless specified otherwise.

10.8.        Schedules.  The Company Disclosure Letter and the Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

10.9.        Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages.

10.10.      No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.11.      Waiver.  Each party hereto may waive compliance by another party with any of the agreements or conditions contained herein.  Any agreement on the part of any party hereto to any such waiver shall be valid only if set forth in an instrument, in writing, signed by such party.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

10.12.      Dispute Resolution.             (a)           It is understood and agreed between the parties hereto that any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims upon any law, statute, order, or regulation) (“Disputes”), arising out of, in connection with, or in relation to (i) this Agreement, or (ii) questions of arbitrability under this Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:

(b)           Any party may send another party or parties written notice identifying the matter in dispute and invoking the procedures of this Section 10.12 (the “Dispute Notice”).  Within fourteen (14) calendar days from delivery of the Dispute Notice, each party involved in the dispute shall meet at a mutually agreed location in Ft. Worth, Texas, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon an impartial third party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration.

(c)           If such parties fail to resolve the dispute by written agreement or agree on the Arbitrator within the later of fourteen (14) calendar days from any such initial meeting or within thirty (30) calendar days from the delivery of the Dispute Notice, any such party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), in New York, New York for the appointment of a single Arbitrator to resolve the dispute by arbitration.  At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within ten (10) calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within fifteen (15) calendar days of the written application to JAMS.

(d)           Within thirty (30) calendar days of the selection of the Arbitrator, the parties involved in the dispute shall meet in Ft. Worth, Texas with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties and present their respective positions on the dispute.  Each party shall have no longer than one (1) calendar day to present its position, the entire proceedings before the Arbitrator shall be no more than three (3) consecutive calendar days, and the decision of the Arbitrator shall be made in writing no more than thirty (30) calendar days following the end of the proceeding.  Such an award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties.  The prevailing party or parties (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party’s or parties’ own legal fees and expenses in connection with such proceeding.  The non-prevailing party or parties (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.

(e)           By signing this Agreement, the parties hereto are giving up their respective right to a jury trial.

10.13.      Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

10.14.      Expenses.  All out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be the sole responsibility of, and shall be paid by, the party incurring such cost and expense.

10.15.      Bulk Transfer Laws.  To the extent the bulk sales laws of any state are ultimately held to apply to the transactions contemplated by this Agreement, Purchaser hereby waives compliance by the Company with the provisions of any and all such laws relating to bulk transfers in connection with the sale of the Acquired Assets.  The Company and Member Corey P. Schlossmann covenant and agree to indemnify and save harmless the Purchaser from and against any and all losses, liability, cost and expense (including, without limitation, reasonable attorneys’ fees) arising out of any such noncompliance with such bulk transfers laws.

10.16.      Corporate Guaranty.Liquidity Services, Inc., a Delaware corporation and parent of Purchaser (“Guarantor”), hereby absolutely, unconditionally and irrevocably guarantees the full and punctual payment and performance of all obligations of  Purchaser under the Agreement and any Ancillary Agreements (to the extent such Ancillary Agreements are for the benefit of the Company or any of the Members, or any of the Company’s or the Member’s permitted transferees and assignees), together with all expenses of collection or enforcement of such obligations incurred by the Company or any of the Members by reason of any default in such payment or performance of Purchaser or any of its successors or assignees.  Subject to the last sentence of Section 10.6(b), the liability of Guarantor hereunder shall not be affected by the validity, legality or enforceability of any of such obligations of Purchaser; by the amount or type of such obligations; by any change in such amount or type (whether such change is an increase, a decrease, a waiver, a renewal, an extension or a release of Purchaser) or in the time, manner or place of payment or performance of any such obligations; or by any other fact, circumstance or condition that might otherwise constitute a legal or equitable defense available to Guarantor under this guaranty, or a discharge of Guarantor’s obligations under this guaranty, all of which defenses are hereby waived and released.  Guarantor, in providing this guaranty, is not relying on any explicit or implicit representation, whether oral or in writing.  Guarantor, as the sole owner of Purchaser, acknowledges that it has received adequate and sufficient consideration for this guaranty and that this guaranty is the product of negotiations among Guarantor, Purchaser and the Company.

(b)           This Section 10.16 is a guaranty of payment, not of collection.  Except as prohibited by applicable law, Guarantor waives any right to require the Company to proceed or take any action against Purchaser before doing so against Guarantor, or to disclose any information about Purchaser or its obligations or performance before taking action against Guarantor, or to pursue any remedy or course of action at all or in any order.  Subject to the last sentence of Section 10.6(b), Guarantor also unconditionally waives any and all rights or defenses to this guaranty arising by reason of any modification or change in terms of Purchaser’s obligations, including any change in the time payment of Purchaser’s obligations are due.  Guarantor understands and agrees that the foregoing waivers are unconditional and irrevocable waivers of substantive rights and, subject to the last sentence of Section 10.16(b), defenses to this guaranty to which Guarantor might otherwise be entitled under state and federal law, and Guarantor acknowledges that Guarantor has provided these waivers of rights and, subject to the last sentence of Section 10.16(b), defenses to this guaranty with the intention that they be fully relied upon by the Company and the Members.  It is the intent of the parties that, subject to subsection (ii) of the proviso in the next succeeding sentence, Guarantor’s guaranty hereby will make Guarantor obligated hereunder to the same extent as Purchaser, and not to a lesser or greater extent than Purchaser, as if Guarantor were the Purchaser under this Agreement, or otherwise primary obligor under the applicable Ancillary Agreement (or, if and as applicable, Purchaser’s successors and assignees).  Notwithstanding anything to the contrary contained in this Section 10.16, to the extent that Purchaser is asserting a defense to any claim by the Company or any Member under this Agreement or any of the Ancillary Agreements (a “Defense”), Guarantor shall have the right to assert such Defense, provided, however, that (i) when the Purchaser ceases asserting such Defense or such Defense is denied by a court or arbitrator, as applicable, Guarantor shall no longer be entitled to assert such Defense, and (ii) Guarantor’s obligations under this guaranty shall not be affected by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, by or against, or as such laws may relate to or be applied to, the Purchaser, nor by any reduction or discharge of the Purchaser’s obligations in connection with any such proceedings.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

YOUK ACQUISITION PARTNERS, LLC

By:	/s/ G. Cayce Roy
Name:	G. Cayce Roy
Title:	Vice President

TRUCKCENTER.COM, LLC

By:	/s/ Corey P. Schlossmann
Name:	Corey P. Schlossmann
Title:	Managing Member

MEMBER

/s/ Corey P. Schlossmann
Corey P. Schlossmann

MEMBER

/s/ Samantha Schlossmann

Samantha Schlossmann, for the sole purpose of making the representations and warranties in Section 3.1(c), in the second and third sentences of Section 3.3(a), and in Section 3.3(b) and for making the covenants set forth in Section 6.3.

MEMBER

/s/ Jessica Schlossmann

Jessica Schlossmann, for the sole purpose of making the representations and warranties in Section 3.1(c), in the second and third sentences of Section 3.3(a), and in Section 3.3(b) and for making the covenants set forth in Section 6.3.

MEMBER

/s/ Katie Schlossmann

Katie Schlossmann, for the sole purpose of making the representations and warranties in Section 3.1(c), in the second and third sentences of Section 3.3(a), and in Section 3.3(b) and for making the covenants set forth in Section 6.3.

LIQUIDITY SERVICES, INC.

By:	/s/ G. Cayce Roy
Name:	G. Cayce Roy
Title:	Executive Vice President and President, Asset Recovery Division
with respect to Section 10.16 only